UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Extreme Networks, Inc.
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September 25, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Extreme Networks, Inc. to be held on Thursday, November 9, 2017 at 8:00 am Eastern Time at our corporate offices located at 2121 RDU Center Drive, Morrisville, North Carolina 27560.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Accompanying this Proxy Statement is the Company’s 2017 Annual Report to Stockholders.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about September 25, 2017, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend our Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating and returning your proxy card in the envelope provided.

If you have any further questions concerning the Annual Meeting or any of the proposals, please contact our Investor Relations Firm, The Piacente Group, Inc. at (212) 481-2050. We look forward to your attendance at the Annual Meeting.

Yours Truly,

Edward B. Meyercord
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 9, 2017

TO THE STOCKHOLDERS:

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Extreme Networks, Inc. will be held on Thursday, November 9, 2017 at 8:00 am Eastern Time at our corporate offices located at 2121 RDU Center Drive, Morrisville, North Carolina 27560 in order to:

1.	Elect six directors to the Board of Directors for a one-year term;

2.	Hold an advisory vote to approve our named executive officers’ compensation;

3.	Hold an advisory vote on the frequency of holding future advisory votes to approve our named executive officers’ compensation;

4.	Ratify the appointment of KPMG LLP as our independent auditors for our fiscal year ending June 30, 2018;

5.	Ratify Amendment No. 5 to the Company’s Amended and Restated Rights Agreement, which extends that agreement through May 31, 2018;

6.	Approve the Amendment and Restatement of the Extreme Networks, Inc. 2013 Equity Incentive Plan to, among other things, add 9,000,000 shares of our common stock to those reserved for issuance under the plan, which would be reduced to 6,000,000 shares of our common stock if all were issued as full-value awards; and

7.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR” each of the nominees in Item 1 and “FOR” Items 2, 4, 5, 6, and 7. Our Board of Directors recommends a vote on our named executive officer compensation every “One Year.” Stockholders of record at the close of business on September 18, 2017 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. Commencing ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 2121 RDU Center Drive, Morrisville, North Carolina 27560.

BY ORDER OF THE BOARD OF DIRECTORS,

Katayoun (“Katy”) Motiey Executive Vice President, Chief Administrative Officer - HR, General Counsel & Corporate Secretary

San Jose, California

September 25, 2017

YOUR VOTE IS IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 9, 2017: This Proxy Statement and the financial and other information concerning Extreme Networks contained in our Annual Report to Stockholders for the fiscal year ended June 30, 2017 are available on the Internet and may be viewed at www.proxyvote.com, where you may also cast your vote.

TO THE PROXY STATEMENT

i

ii

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors, or our Board, is soliciting your proxy for the 2017 Annual Meeting of Stockholders to be held on Thursday, November 9, 2017, or at any postponements or adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and related materials are first being made available to stockholders on or about September 25, 2017. References in this proxy statement to the “Company,” “we,” “our,” “us” and “Extreme Networks” are to Extreme Networks, Inc., and references to the “Annual Meeting” are to the 2017 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on June 30. This proxy statement covers our 2017 fiscal year, which was from July 1, 2016 through June 30, 2017 (“fiscal 2017”).

Who May Vote, Record Date, Admission to Meeting

Only holders of record of the Company’s common stock at the close of business on September 18, 2017 (the “Record Date”) will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. As of the Record Date, [# of shares] shares of common stock were outstanding and entitled to vote. You are entitled to one vote for each share you hold.

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of our common stock as of the Record Date, or if you hold a valid legal proxy for the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions.

If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting.

If your shares are registered in the name of a broker, bank or other nominee, you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of elections together with your ballot at the Annual Meeting.

If you do not provide picture identification and comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. We recommend that you arrive early to ensure that you are seated by the commencement of the Annual Meeting.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to such shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors and amendments to or the adoption of stock plans.

Quorum

Our bylaws provide that a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting as of the Record Date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting, except to the extent that the presence of a larger number may be required by law. Your shares will be counted towards the quorum only if you submit a valid proxy, if your broker, banker or other nominee submits a proxy on your behalf, or if you vote in person at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

“Notice and Access” Model

The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to stockholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its stockholders, or use the full set delivery option for some stockholders and the notice only option for others.

Under the full set delivery option a company delivers all proxy materials to its stockholders by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to stockholders, the company must post all proxy materials on a publicly accessible web site (other than the SEC’s web site) and provide information to stockholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to stockholders, the company delivers a “Notice of Internet Availability of Proxy Materials” that outlines (i) information regarding the date and time of the meeting of stockholders, as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a stockholder can request printed or emailed copies of the proxy materials.

In connection with our 2017 Annual Meeting, we have elected to use the notice only option. Accordingly, you should have received a notice by mail, unless you requested a full set of materials from prior mailings, instructing you how to access proxy materials at www.proxyvote.com and providing you with a control number you can use to vote your shares. You may request that the Company also deliver to you printed or emailed copies of the proxy materials.

All shares represented by a valid proxy, timely submitted to the Company, will be voted. Where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. If your shares are registered under your own name, you may revoke your proxy at any time before the Annual Meeting by (i) delivering to the Corporate Secretary at the Company’s headquarters either a written instrument revoking the proxy or a duly executed proxy with a later date, or (ii) attending the Annual Meeting and voting in person. If you hold shares in street name, through a broker, bank or other nominee, you must contact the broker, bank or other nominee to revoke your proxy.

Vote Required to Adopt Proposals

The holder of each share of the Company’s common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. The director nominees who receive the highest number of “For” votes will be elected as directors. All other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter. With respect to proposal 3, we will consider the frequency receiving the highest number of votes to be the selection of our stockholders.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the advisory vote to approve our named executive officers’ compensation, the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers, the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2018, the ratification of Amendment No. 5 to our Amended and Restated Rights Agreement, or the approval of the Amendment and Restatement of the Extreme Networks, Inc. 2013 Equity Incentive Plan.

If you are a beneficial owner and hold your shares in “street name,” it is critical that you cast your vote if you want it to count in the election of directors and with respect to the other proposals included in this proxy. The rules governing brokers, banks and other nominees who are voting with respect to shares held in street name provide such nominees the discretion to vote on routine matters, but not on non-routine matters. Routine matters to be addressed at the Annual Meeting include the ratification of auditors. Non-routine matters include the election of directors, the advisory vote to approve our named executive officers’ compensation, the advisory vote on the frequency of future advisory votes to approve our named executive officers’ compensation, the ratification of Amendment No. 5 to our Amended and Restated Rights Agreement, and the approval of the Amendment and Restatement of the Extreme Networks, Inc. 2013 Equity Incentive Plan. Banks and brokers may not vote on these non-routine matters if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions

If you complete and submit your proxy card or the voting instruction card provided by your broker, bank or other nominee, the persons named as proxies will follow your instructions. If you do not direct how to vote on a proposal, the persons named as proxies will vote as the Board recommends on that proposal. Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:    You may vote by proxy, over the Internet or by telephone. Please follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card you received. You may also vote in person at the Annual Meeting.

Beneficial Stockholders:    Your broker, bank or other nominee will provide you with a voting instruction card for your use in instructing it how to vote your shares. Since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee, or by requesting one on www.proxyvote.com.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Standard Time, on November 8, 2017. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed on your proxy card, or by delivering written instructions to the Corporate Secretary at the Company’s headquarters before the Annual Meeting. Attendance at the Annual Meeting will not cause your previously voted proxy to be revoked unless you specifically request revocation or vote in person at the Annual Meeting. If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the nominees directions, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each nominee for director;

•	“FOR” the approval of our named executive officers’ compensation;

•	“FOR” the option of every year as the frequency with which stockholders are asked in the future to provide an advisory vote to approve executive compensation;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent auditors for our fiscal year ending June 30, 2018;

•	“FOR” the ratification of the extension of the term of the Amended and Restated Shareholder Rights Plan to May 31, 2018; and

•	“FOR” the approval of the Amendment and Restatement of the Extreme Networks, Inc. 2013 Equity Incentive Plan.

If any other matter is properly presented at the 2017 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable expenses in so doing. We may use the services of our officers, directors and other employees to solicit proxies, personally or by telephone, without additional compensation. The Company has engaged Okapi Partners to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,000 in the aggregate.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The terms of our current directors expire upon the election and qualification of the directors to be elected at the 2017 Annual Meeting. The Board has nominated six persons for election at the Annual Meeting to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Our Board’s nominees for election at the 2017 Annual Meeting are Edward B. Meyercord, Charles Carinalli, Kathleen M. Holmgren, Raj Khanna, Edward H. Kennedy, and John C. Shoemaker, all of whom are presently directors of Extreme Networks.

Please see below under the heading “Board of Directors” for information concerning the nominees. If elected, each nominee will serve as a director until the Annual Meeting of stockholders in 2018 and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Each nominee has indicated to us that he or she will serve if elected. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a director. However, if a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for a substitute nominee designated by the Nominating and Corporate Governance Committee or our Board.

Vote Required and Board of Directors Recommendation

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the 2017 Annual Meeting will be elected to the Board, provided a quorum is present. Votes “For”, votes to “Withhold” authority and “Broker Non-Votes” will each be counted as present for purposes of determining the presence of a quorum, but broker non-votes will have no effect on the outcome of the election. If you sign and return a proxy card without giving specific voting instructions as to the election of any director, your shares will be voted in favor of the nominees recommended by our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS

The following table provides biographical information for each nominee to our Board of Directors.

Name	Age	Director Since
Edward B. Meyercord, Director, President, and Chief Executive Officer	52	2009
Charles P. Carinalli, Director	69	1996
Kathleen M. Holmgren, Director	59	2015
Raj Khanna, Director	71	2014
Edward H. Kennedy, Director	62	2011
John C. Shoemaker, Director	74	2007

There are no family relationships among any of our directors or executive officers.

The biography of each of our director nominees below contains information regarding the person’s service as a director, business experience, other director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our Board to determine that the person should serve as a director.

Nominees for Election at 2017 Annual Meeting

Edward B. Meyercord.    Mr. Meyercord has served as our Chief Executive Officer and President and as a member of our board since April 2015. Mr. Meyercord joined our Board of Directors as an independent director in October 2009 and served as Chairman from March 2011 until August 2015. Prior to assuming his operating role at Extreme Networks in April 2015, Mr. Meyercord was Chief Executive Officer and Director at Critical Alert Systems, LLC, a privately held software-driven, healthcare information technology company that he co-founded in July 2010. Prior to that, Mr. Meyercord served as Chief Executive Officer, President and Director of Cavalier Telephone, LLC, a privately held voice, video and data services company. He served as Chief Executive Officer, President and Director of Talk America Holdings, Inc., a publicly traded company that provided phone and internet services to consumers and small businesses throughout the United States. Earlier in his career, Mr. Meyercord served as a Vice President in the investment banking division of Salomon Brothers Inc. (now part of Citigroup, Inc.), a Wall Street investment bank. He also served on the board of Tollgrade Communications, Inc., a then publicly traded telecommunications company. Mr. Meyercord holds a B.A. in economics from Trinity College in Hartford, CT, and a M.B.A. from the Stern School of Business at New York University.

Mr. Meyercord brings to the Board his extensive executive experience in leadership, executive management, mergers and acquisitions, corporate strategy and corporate finance. He also brings industry knowledge in healthcare, telecommunications and banking where he has worked in executive leadership roles. The Board believes it is valuable to have the Company’s Chief Executive Officer serve on the board to bring in-depth perspective on the Company’s current operations, strategy, financial condition and competitive position.

Charles P. Carinalli.    Mr. Carinalli has served as one of our directors since October 1996. Mr. Carinalli has been a Principal of Carinalli Ventures since January 2002. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a privately held developer of semiconductor products. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of WaveSpan Corporation, a developer of wireless broadband access systems until the company was acquired by Proxim, Inc., a broadband wireless networking systems company. From 1970 to 1996, Mr. Carinalli served in various positions at National Semiconductor Corporation, a publicly traded semiconductor company that developed and sold analog-based semiconductor and integrated communication products, most recently serving as Senior Vice President and Chief Technical Officer. Mr. Carinalli served on the Board of Directors of Fairchild Semiconductor International, Inc., a publicly traded semiconductor company beginning in February 2002 until its acquisition by ON Semiconductor, a publicly traded semiconductor company, in September 2016. He also is a member of the Board of Directors of various privately held companies. Mr. Carinalli formerly served on the Board of Directors of Atmel Corporation, a publicly traded semiconductor company, from February 2008 until its acquisition by Microchip Technology, in April 2016. He is also a member of the Board of Directors of Dhaani Systems, a privately held IT-energy management company. Mr. Carinalli holds a B.S. in electrical engineering from the University of California, Berkeley and a M.S. in electrical engineering from Santa Clara University.

Mr. Carinalli brings to the Board extensive engineering and engineering management expertise, as well as general management expertise and technology expertise, which aids our Board in understanding product development, engineering management and strategic planning, as well as risk assessment and planning.

Kathleen M. Holmgren.    Ms. Holmgren has served as one of our directors since November 2015. Ms. Holmgren currently serves on the Board of Directors and as the Chief Officer of Future Workforce at Automation Anywhere, Inc., a privately held developer of robotic process automation and testing software, which she joined as Chief Operating Officer in 2013. Since 2008, Ms. Holmgren has served as a Principal at Sage Advice Partners, a management consulting firm specializing in the high-tech and green-tech markets. From October 2009 to December 2016, she served as a director at the Alliance of Chief Executives, LLC, an organization for chief executives. Ms. Holmgren served as President and Chief Executive Officer of Mendocino Software, a privately held enterprise-class application data developer, from November 2007 to March 2008. Prior to November 2007, Ms. Holmgren spent over 20 years at Sun Microsystems, Inc., a publicly held enterprise software company acquired by Oracle Corporation in 2010, where she held increasingly senior roles, culminating in Senior Vice President, Storage Systems. Ms. Holmgren is a member of the board of Group Delphi, a private design and media production company, where she has served since July 2014. She also joined the board of Calavo Growers, Inc., a publicly traded food and distribution company, in January 2017. In May 2017, she joined the board of Fresh Realm, LLC, a privately held delivery and business platform for the perishable food industry, representing Calavo Growers’ interests. Ms. Holmgren holds a B.S. in Industrial Engineering from California Polytechnic State University, where she is a member of the Dean’s Advisory Board, and a M.B.A. from the Stanford Graduate School of Business.

Ms. Holmgren brings to the Board her knowledge and expertise in executive leadership in the storage, computer systems, enterprise software and management consulting industries, and provides expertise in operations, strategic planning and risk assessment and planning.

Edward H. Kennedy.    Mr. Kennedy has served as one of our directors since April 2011. Since June 2017, Mr. Kennedy has been president and Chief Executive Officer of Cenx, Inc., a carrier network assurance software company. From June 2010 to April 2017, Mr. Kennedy served as the Chief Executive Officer and President of Tollgrade Communications, Inc., which was subsequently acquired by Enghouse Systems, a Canadian-based, publicly traded software and services company, in April 2017. Mr. Kennedy previously served as the Chief Executive Officer and President of Rivulet Communications, Inc., a medical video networking company, from 2007 until it was acquired by NDS Surgical Imaging, LLC, a medical imaging and informatics systems company, in 2010. He also previously served as President of Tellabs North American Operations, an optical network technology company, and as Executive Vice President of Tellabs, Inc. from 2002 to 2004. Mr. Kennedy co-founded Ocular Networks, Inc., a provider of optical networking technologies, in 1999 and served as its Chief Executive Officer and President until it was sold to Tellabs, Inc. in 2002. He has also held various executive positions at several telecommunications equipment companies, including Alcatel-Lucent S.A. (previously Alcatel Data Network), a publicly traded French global telecommunications equipment company, and Newbridge Networks Corporation, a then publicly traded Canadian digital networking equipment company. Mr. Kennedy was also a Venture Partner at Columbia Capital, a private equity investment firm, from 2005 to 2007, where he advised regarding investments into new and existing portfolio companies. He previously served as a director of Visual Networks, Inc., a publicly traded network and performance management solutions provider, from 2002 until it was acquired by Fluke Electronic Corporation, an electronic test tools and software company, in 2006. He currently serves on the Board of Directors of Avizia, Inc. a privately held medical device company, as well on the Board of Trustees of Flint Hill School and on the Executive Parent Board of Villanova University. Mr. Kennedy holds a B.S. in electrical engineering from the Virginia Polytechnic Institute and State University.

Mr. Kennedy brings to the Board his extensive financial and executive leadership experience in technology companies, including networking companies, and provides management and financial expertise to our Board.

Raj Khanna.    Mr. Khanna has served as one of our directors since December 2014. Since 2012, Mr. Khanna has served as an independent consultant, assisting companies with finance and internal audit issues. From 2004 to 2011, Mr. Khanna served as Vice President of Corporate Audit at Qualcomm, Inc., a publicly traded semiconductor company. Prior to Qualcomm, Mr. Khanna held various finance roles at Sun Microsystems, Inc., from 1991 to 2004, including International Controller, Vice President Finance for Global Services Business and Senior Director of Finance for Strategic Business Units, and at Xerox Corporation, a provider of document management technology and services, from 1974 to 1991. Mr. Khanna holds a B. Tech in mechanical engineering from the Indian Institute of Technology and a M.B.A. from the University of Rochester, New York.

Mr. Khanna brings to the Board his extensive experience leading finance and internal audit teams, including the establishment of financial controls and processes, delivering financial investment and M&A guidance, and providing strategic advice and direction regarding business model changes.

John C. Shoemaker.    Mr. Shoemaker has served as one of our directors since October 2007. He currently serves as a consultant to the high technology industry and also serves as a mentor to corporate executives. From 1990 to June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, Inc., including serving as Executive Vice President, Worldwide Operations Organizations and as Executive Vice President, and General Manager for its Computer Systems Division. Mr. Shoemaker previously served in a number of senior executive positions with the Xerox Corporation, a provider of document management technology and services, including as Senior Vice President, World Wide Marketing. Mr. Shoemaker served as a director of Altera Corporation, a publicly traded provider of programmable logic solutions, from 2007 until it was acquired by Intel Corporation, a publicly traded semiconductor company, in December 2015. Mr. Shoemaker served as a director of SonicWall, Inc., a provider of IT security and data backup and recovery solutions, from 2004 to 2010 and as Chairman of the Board from 2006 to 2010. Mr. Shoemaker holds a B.A. in political science and business administration from Hanover College, where he currently is a Trustee Emeritus, and a M.B.A. from Indiana University’s Kelley School of Business, where he is a member of the School of Business Dean’s Advisory Council, the School of Informatics, Computer Science and Engineering Dean’s Advisory Council, and the Johnson Center for Entrepreneurship Board.

Mr. Shoemaker brings to the Board his extensive executive experience in senior level management positions in the technology industry, particularly in hardware systems, and provides strong operational, management and financial expertise to our Board.

Arrangements Regarding Appointment of Directors

None of our directors are appointed pursuant to any arrangement with the Company. Pursuant to the offer letter between the Company and Mr. Meyercord respecting his employment, Mr. Meyercord must immediately resign as a director of the Board when his employment with the Company terminates.

CORPORATE GOVERNANCE

Our Board currently consists of six directors. Our Board has reviewed the criteria for determining the independence of the Company’s directors under NASDAQ Rule 5605, Item 407(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It has affirmatively determined that, other than Mr. Meyercord, each member of our Board is independent under such criteria. Mr. Kispert is no longer a member of our Board of Directors; however, he served on our Board of Directors during fiscal 2017 until he resigned in February 2017. Our Board of Directors has also determined that Mr. Kispert qualified as an “independent” director in accordance with NASDAQ listing requirements. The Board has determined that as of the date of this Proxy Statement the Board is comprised of a majority of directors who qualify under the rules adopted by the SEC and NASDAQ.

Directors to be elected at the 2017 Annual Meeting are to hold office until the 2018 Annual Meeting and until their respective successors are elected and qualified.

Board and Leadership Structure

Our current leadership structure separates the roles of the Chief Executive Officer and the Chairman of our Board. Mr. Shoemaker has served as the Independent Chairman of our Board since February 2017, replacing Mr. Kispert who resigned from our Board in February 2017. While our bylaws and Corporate Governance Guidelines do not require that the Chairman of our Board and Chief Executive Officer positions be separate, our Board believes that separating these positions is the appropriate leadership structure for us at this time and results in an effective balancing of responsibilities, experience and independent perspective to meet the current corporate governance needs and oversight responsibilities of our Board. Separating these positions allows our Chief Executive Officer to focus on setting our strategic direction and overseeing our day-to-day leadership and performance, while allowing the Chairman of our Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, management.

Mr. Shoemaker’s duties as Independent Chairman include:

•	chairing executive sessions of the independent directors;

•	ensuring that independent directors have adequate opportunities to meet without management present;

•	serving as designated contact for communication to independent directors, including being available for consultation and direct communication with major stockholders;

•	ensuring that the independent directors have an opportunity to provide input on the agenda for meetings of our Board;

•	assuring that there is sufficient time for discussion of all agenda items; and

•	being identified as the recipient of communications with stockholders in the annual meeting proxy statement.

Our Board appoints our President and Chief Executive Officer, Chief Financial Officer, Corporate Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our executive officers devotes his or her full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers, at the Company’s expense, to assist it in the discharge of its duties.

Board’s Role in Risk Oversight

Our Board has an active role in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on the Company’s strategic direction and the challenges and risks we face. Our Board also reviews and discusses with management on a quarterly basis its financial results and forecasts. The Audit Committee of our Board oversees management of the Company’s financial risks, and oversees and reviews our risk management policies, including the Company’s investment policies and anti-fraud program. The Compensation Committee of our Board oversees our management of risks relating to and arising from our compensation plans and arrangements. These committees periodically report on these matters to the full Board.

Management is tasked with the direct management and oversight of legal, financial and commercial compliance matters, which includes identification and mitigation of associated areas of risk. Our Chief Administrative Officer provides regular reports of legal risks and developments to the Audit Committee and to our full Board. Our Chief Financial Officer and our Corporate Controller provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, our investment policies and practices, and the results of various internal audit projects. The Compensation Committee’s compensation consultant, together with members of management, provides analysis of risks related to our compensation programs and practices to the Compensation Committee.

Meetings of the Board of Directors

Our Board held 14 meetings during the fiscal year ended June 30, 2017. No director serving on our Board in fiscal 2017 attended fewer than 75 percent of the aggregate of the meetings of our Board held during the period for which he or she has been a director during fiscal 2017 and the meetings of the committees on which he or she served which were held during the periods in fiscal 2017 that he or she served on such committees.

Director Attendance at Annual Meetings

We encourage director attendance at the Annual Meeting and we use reasonable efforts to schedule our Annual Meeting of stockholders at a time and date to maximize attendance by directors, taking into account our directors’ schedules. Of our current directors, Messrs. Carinalli, Kennedy, Khanna, Meyercord and Shoemaker and Ms. Holmgren attended our 2016 Annual Meeting of stockholders.

Executive Sessions

The independent members of our Board meet regularly in executive session (without the presence or participation of non-independent directors), generally before or after a regularly scheduled Board meeting or at such other times as determined by our independent directors or our Chairman. Executive sessions of the independent directors are chaired by our Chairman. The executive sessions include discussions regarding guidance to be provided to the Chief Executive Officer and such other topics as the independent directors determine.

Committees of the Board of Directors

In fiscal 2017, our Board had the following three standing committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. Our Board has adopted a written charter for each of these committees, which are available on the Corporate Governance section of the Investor Relations page of our website at www.ExtremeNetworks.com.

Fiscal 2017 Committee Membership

The members and Chairmen of our standing committees in fiscal 2017 were as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles Carinalli		Chairman	Member
John H. Kispert	Member(1)		Member(2)
Edward H. Kennedy	Member	Member
Raj Khanna	Chairman
Edward B. Meyercord
John C. Shoemaker		Member	Chairman
Kathleen M. Holmgren	Member

(1)	Mr. Kispert served as a member of the Audit Committee until his resignation in February 2017.
(2)	Mr. Kispert served as a member of the Nominating and Corporate Governance Committee until his resignation in February 2017.

Audit Committee.    The current members of the Audit Committee are Messrs. Khanna, and Kennedy and Ms. Holmgren. Mr. Khanna serves as Chairman. Our Board has determined that each member of the Audit Committee (i) is independent as defined in applicable NASDAQ rules; (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) has not participated in the preparation of financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Our Board further has determined that Mr. Khanna is an “audit committee financial expert”, as defined by Item 407(d)(5) of Regulation S-K of the Exchange Act. Additionally, our Board has determined that Mr. Khanna has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in his financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Audit Committee: retains our independent auditors; approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors; reviews the results of the annual audit of our financial statements and the interim reviews of our unaudited financial statements; evaluates the adequacy of accounting and financial controls; reviews the independence of our auditors; and oversees our financial reporting on behalf of the Board. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters, including anonymous submission by our employees of concerns regarding accounting or auditing matters that may be submitted through our Whistleblower Hotline. In addition, the Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services they are asked to perform, the independent auditor’s report on our consolidated financial statements following completion of their audit, and our critical accounting policies and procedures and policies with respect to our internal accounting and financial controls. The Audit Committee also assists our Board in fulfilling its oversight responsibilities with respect to financial risks, including risk management in the areas of financial reporting, internal controls, investments and compliance with legal and regulatory requirements. The Audit Committee annually reviews and reassesses the adequacy of its Audit Committee Charter. The Audit Committee held eight meetings during fiscal 2017.

Compensation Committee.    The current members of the Compensation Committee are Messrs. Carinalli, Kennedy, and Shoemaker. Mr. Carinalli serves as Chairman. All members of the Compensation Committee are independent for purposes of the NASDAQ Marketplace Rules, and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for discharging our Board’s responsibilities relating to compensation and benefits of our executive officers, and evaluates and reports to our Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out its responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with our compensation philosophy. The Compensation Committee also administers our stock option plans and stock incentive plans. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our President and Chief Executive Officer and our Chief Administrative Officer assist the Compensation Committee in its deliberations with respect to the compensation of our executive officers, provided, however, that neither individual participates in the Compensation Committee’s deliberations or voting regarding his or her own compensation. In connection with the Company’s annual compensation review, each executive officer discusses his or her individual performance with our Chief Executive Officer, who addresses such performance with the Compensation Committee, and the Chief Executive Officer discusses his individual performance directly with the Compensation Committee. The Compensation Committee annually reviews and reassesses the adequacy of its Compensation Committee Charter. The Compensation Committee held 11 meetings during fiscal 2017.

In fiscal 2017, as permitted by its Charter, and subject to the provisions of Section 152 of the Delaware General Corporation Law, the Compensation Committee delegated to management the ability to award time based restricted stock units under the Company’s 2013 Equity Incentive Plan to employees of the Company below the level of Vice President. The delegation provided for limitations on the number of shares covered by the individual and aggregate awards, vesting over three years, and quarterly reporting to the Compensation Committee. The Compensation Committee has made a similar delegation for fiscal year 2018. The Company’s Chief Executive Officer presently approves such awards, with additional approval by the Company’s Chief Financial Officer and Chief Administrative Officer given before the effective date of grant.

The Compensation Committee may retain, at the Company’s expense, one or more independent compensation consultants. As described under the heading “Executive Compensation and Other Matters—Compensation Discussion and Analysis”, the Compensation Committee was advised by Compensia, Inc., a national compensation consulting firm, with respect to various compensation matters during fiscal 2017. Compensia has served as the Compensation Committee’s compensation consultant since fiscal year 2013. The Compensation Committee has reviewed and is satisfied with the qualifications, performance and independence of Compensia. Compensia provides no services to the Company, other than services for the Compensation Committee.

For more information about the Compensation Committee’s role and practices regarding executive compensation, see the discussion below under the heading “Executive Compensation and Other Matters.”

Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee are Messrs. Shoemaker and Carinalli. Mr. Shoemaker serves as Chairman. Each member of the Nominating and Corporate Governance Committee is independent. The Nominating and Corporate Governance Committee identifies, reviews, evaluates and nominates candidates to serve on our Board; recommends and approves corporate governance principles, codes of conduct and compliance mechanisms applicable to us, including our Corporate Governance Guidelines; and assists our Board in its annual reviews of the performance of our Board and each committee of the Board. The Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Nominating and Corporate Committee periodically reviews and reassesses the adequacy of its Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee held four meetings during fiscal 2017.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has, or has had, one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2017. No member of the Compensation Committee was, during fiscal 2017 or any prior period, an officer or employee of the Company.

Director Nominations

Director Qualifications.    In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers numerous factors in reviewing possible candidates for nomination as director, including:

•	the appropriate size of our Board and its committees;

•	the perceived needs of our Board for particular skills, industry expertise, background and business experience;

•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of our Board;

•	the nominees’ independence from management;

•	the nominees’ experience with accounting rules and practices;

•	the nominees’ background with regard to executive compensation;

•	the applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

While we do not have a formal diversity policy for membership on the Board, the Nominating and Corporate Governance Committee considers many factors, including character, judgment, independence, age, education, expertise, diversity of experience, length of service, other commitments and ability to serve on committees of our Board, in evaluating potential candidates. It also considers individual attributes that contribute to board heterogeneity, including race, gender, and national origin. The Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of these factors or attributes.

There are no stated minimum criteria for director nominees, although the factors and attributes discussed above will play a material role in the recommendation of a candidate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of management to participate as members of our Board.

Identifying and Evaluating Candidates for Nomination as Director.    The Nominating and Corporate Governance Committee annually evaluates the current members of our Board whose terms are expiring and who are willing to continue in service to determine whether to recommend to the full Board that these directors be submitted to the stockholders for re-election.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Additionally, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates if it believes that our Board requires additional members or nominees, or should add additional skills or experience. The Nominating and Corporate Governance Committee may engage a third-party search firm to assist in identifying qualified candidates, as it deems appropriate.

The Nominating and Corporate Governance Committee will consider candidates for directors proposed by its stockholders. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary at our corporate headquarters and must be received at our principal executive offices not less than 120 days nor more than 150 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of stockholders, except that if no Annual Meeting was held in the previous year or the date of the Annual Meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the foregoing, “public announcement” shall mean disclosure in a broadly disseminated press release or in a document publicly filed by us with the SEC. The recommendation for director nominee submitted by a stockholder must contain the information required by our bylaws. You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Candidates recommended by our stockholders will be evaluated against the same factors as are applicable to candidates proposed by directors or management.

All directors and director nominees must submit a completed directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

Communications with Directors

John Shoemaker, our Independent Chairman, is responsible for receiving, distributing and arranging responses to communications from our stockholders to our Board. Stockholders may communicate with our Board by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board (or individually named director(s))

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, California 95119

The Chairman transmits each communication as soon as practicable to the identified director addressee(s), unless (i) there are safety or security concerns that mitigate against further transmission of the communication; or (ii) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Chairman in consultation with legal counsel. Our Board or individual directors are advised of any communication withheld for safety or security reasons as soon as practicable. Our directors have requested that the Chairman not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10 percent of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10 percent of our common stock were complied with in the fiscal year ended June 30, 2017.

Code of Ethics and Corporate Governance Materials

Our Board has adopted charters for its Audit, Compensation and Nominating and Corporate Governance Committees, which are available on the Corporate Governance section of our Investor Relations page of our website at www.ExtremeNetworks.com. Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website on the Corporate Governance section of our Investor Relations page of our website at www.ExtremeNetworks.com. We intend to satisfy the disclosure requirements under the Securities and Exchange Act of 1934, as amended, regarding an amendment to or waiver from a provision of our Code of Ethics by posting such information on our website.

DIRECTOR COMPENSATION

During fiscal 2017, the compensation policy for service as Chairman of our Board was revised following consultation with Compensia, Inc., the independent compensation consultant to the Compensation Committee. For fiscal 2017, the compensation paid to our non-employee directors was as set forth below. Mr. Meyercord, who serves as our President and Chief Executive Officer, does not receive any additional compensation for his service on our Board.

Cash Compensation

During fiscal year 2017, non-employee directors received (a) $50,000 in cash compensation annually for Board service; and (b) the applicable compensation set forth below for serving either as a chair or as a member of one or more of the committees of our Board. Fees payable to directors who join the Board during the fiscal year, or who change Board assignments, are prorated to reflect the period of service. Each director further received reimbursement of expenses related to attendance of meetings of our Board and its committees, but no separate meeting fees are paid.

Fees for Fiscal Year 2017:

Annual Committee Member Compensation
Audit Committee	$10,000
Compensation Committee	10,000
Nominating and Governance Committee	5,000

Annual Chairman or Committee Chair Compensation
Audit Committee Chair	$25,000
Compensation Committee Chair	20,000
Nominating and Corporate Governance Committee Chair	10,000
Board Chairman	40,000

The Compensation Committee periodically reviews the director compensation program with its compensation consultant. On July 8, 2017, after consultation with Compensia, and to align with our peer group, the Compensation Committee increased the compensation of certain directors as set forth below, effective beginning in fiscal year 2018.

Fee Changes for Fiscal Year 2018:

Annual Committee Member Compensation
Audit Committee	$10,500

Annual Chairman or Committee Chair Compensation
Audit Committee Chair	$28,000
Nominating and Corporate Governance Committee Chair	11,000
Board Chairman	50,000

Equity Compensation

On the date of each Annual Meeting of our stockholders, each non-employee director continuing service with the Company after the meeting is granted an annual award of restricted stock units, or RSUs. The number of RSUs for fiscal year 2017 was determined by dividing $120,000 by the price of the Company’s common stock at the close of business on the NASDAQ Global Select Market on the date of the Annual Meeting, rounded down to the nearest whole RSU. The number of RSUs for fiscal year 2018 will be determined by dividing $170,000 by the price of the Company’s common stock at the close of business on the NASDAQ Global Select Market on the date of the Annual Meeting, rounded down to the nearest whole RSU. Each RSU represents the right to receive one share of our common stock upon vesting and settlement. On the date of the Annual Meeting of stockholders of the Company held on November 18, 2016, each non-employee director was granted 26,258 RSUs. The RSUs granted to our directors at the meeting held November 18, 2016 will vest upon the earliest of November 9, 2017 or a change in control of our Company, in each case, subject to the director’s continued service with the Company through such date. The RSUs that will be granted on November 9, 2017 will vest upon the earliest of November 9, 2018 or a change in control of our Company, in each case subject to such director’s continued service with the Company through such date. Equity grants provided to directors who join the Board after the Annual Meeting of our stockholders are prorated to reflect the period of service.

Stock Ownership Guidelines

Our Corporate Governance Guidelines provide that each non-employee director should own a minimum of the lesser of: 40,000 shares, or shares valued at three times (3x) the Company’s annual Board service retainer (which currently would be shares valued at $150,000). Each non-employee director has five years from his or her respective date of appointment to attain the minimum ownership level. All of our non-employee directors have met the minimum requirements of the share ownership guidelines or are not yet required to be in compliance with the requirements of the guidelines as they have not yet served for five years. We have not established any minimum equity ownership requirements for our executive officers.

2017 Director Compensation

The compensation information for our non-employee directors who served during fiscal 2017 is set forth below:

Name	Director Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Charles P. Carinalli	75,000	120,000	195,000
Edward H. Kennedy	70,000	120,000	190,000
Raj Khanna	75,000	120,000	195,000
John H. Kispert(3)	98,750	120,000	218,750
John C. Shoemaker(4)	86,625	120,000	206,625
Kathleen M. Holmgren	60,000	120,000	180,000

(1)

Represents the aggregate grant date fair value computed in accordance with Accounting Standards Codification, or ASC, Topic 718 and does not reflect whether the director has actually realized a financial benefit from the award. For additional information on the valuation assumptions used in determining aggregate grant date fair value, refer to [Note 7] in our consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on September 8, 2017.
(2)	The following table shows the aggregate number of stock awards (including RSUs) and stock option awards held as of June 30, 2017 by each of our non-employee directors who served during fiscal year 2017:

Name	Stock Awards (#)	Option Awards (#)
Charles P. Carinalli	26,258	—
Edward H. Kennedy	26,258	40,000
Raj Khanna	26,258	—
John H. Kispert	0	—
John C. Shoemaker	26,258	30,000
Kathleen M. Holmgren	26,258	—

(3)	Mr. Kispert resigned from our Board in February 2017.
(4)	Mr. Shoemaker was elected Chairman in February 2017 and was awarded $16,625, which was a prorated portion of the annual Chairman compensation.

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our stockholders are entitled to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with SEC rules. This is frequently referred to as a “Say on Pay” vote. This vote is intended to address the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement with respect to their compensation, and not any specific item of compensation.

The Compensation Committee believes that our 2017 executive compensation program has been appropriately designed to advance stockholder interests through effective performance-based incentives with multi-year retention features. The last stockholder advisory vote on executive compensation was held in November 2016, and approximately 94 percent of votes cast were voted in favor of the Company’s compensation for its NEOs.

As described in further detail under the heading “Executive Compensation and Other Matters—Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program that motivates and rewards individual and team performance in a highly competitive industry. Our compensation programs are designed to align our executive officers’ performance with our goals and to create stockholder value.

We are asking our stockholders to indicate their support for our compensation arrangements with our NEOs as described in this proxy statement.

Vote Required and Board of Directors Recommendation

This proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the 2017 Annual Meeting, as well as the presence of a quorum representing a majority of the shares of our common stock entitled to vote at the 2017 Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

This “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders in their vote on this proposal, and will consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. We currently expect to conduct the next advisory vote on executive compensation at our 2018 Annual Meeting of Stockholders, but will take into account the outcome of the advisory vote under Proposal 3.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Background

The federal law that requires each U.S. public company to hold a “Say on Pay” advisory vote also requires that stockholders be asked to vote on the frequency of “Say on Pay” votes. Pursuant to this law, which is set forth in Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote on whether future “Say on Pay” votes, such as the one in Proposal 2 above, should occur every year, every two years, or every three years. This vote on the frequency of “Say on Pay” votes is advisory in nature and must be held at least once every six years.

In formulating its recommendation, our Board considered that given the nature of our compensation programs, an annual vote would be most appropriate for our stockholders to provide us with their input on our compensation philosophy, policies and practices. We believe that an annual vote would allow us to conduct meaningful reviews of our compensation practices in response to our stockholders’ advisory vote on executive compensation. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or abstain from voting when you vote in response to this proposal.

Vote Required and Board of Directors Recommendation

This “frequency of holding future advisory votes to approve executive compensation” vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders in their vote on this proposal, and will consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE ASKED IN THE FUTURE TO PROVIDE AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL FOUR:

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

FOR THE FISCAL YEAR ENDING JUNE 30, 2018

The Audit Committee has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018. KPMG has served as the Company’s independent registered public accounting firm since November 2010. A representative of KPMG is expected to be present at the 2017 Annual Meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Representatives of our independent auditors normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval policy. For fiscal 2016 and 2017, all fees paid to our independent auditors were pre-approved in accordance with this policy.

The Audit Committee on an annual basis reviews the services performed by the independent registered public accounting firm, and reviews and approves the fees charged by the accounting firm. As such, all services provided by the accounting firm as set forth in the table below under Principal Accounting Fees and Services were approved by the Audit Committee. The Audit Committee has considered the role of the independent registered public accounting firm in providing tax and other non-audit services to us and has concluded that these services are compatible with the accounting firm’s independence as our independent auditors.

Principal Accounting Fees and Services

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the fiscal years ended June 30, 2016 and June 30, 2017.

	2016	2017
Audit fees(1)	$1,848,000	$1,900,000
Audit related fees(2)	78,000	76,650
Tax Fees(3)	25,000	0

Total	$1,951,000	$1,976,650

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Vote Required and Board of Directors Recommendation

Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise by law. Our Board, however, is submitting the appointment of KPMG to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present. Votes for or against this proposal, and abstentions will be counted as present for purposes of determining the presence of a quorum, but abstentions will not have any effect on the outcome of the vote on this proposal. If you sign and return a proxy card without giving specific voting instructions on this proposal, your shares will be voted in favor of the proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2018.

PROPOSAL FIVE:

RATIFY AMENDMENT NO. 5 TO THE COMPANY’S AMENDED AND RESTATED

RIGHTS AGREEMENT TO EXTEND THE AGREEMENT UNTIL MAY 31, 2018

Background

Our Board is inviting stockholders to vote to ratify, on a nonbinding advisory basis, Amendment No. 5 to the Company’s Amended and Restated Rights Agreement, between the Company and Computershare Inc. as the rights agent (the Amended and Restated Rights Agreement, including as amended by Amendment No. 5 is referred to herein as the “Restated Rights Plan”) to extend the term of the Amended and Restated Rights Agreement until May 31, 2018. The Restated Rights Plan governs the terms of each right (“Right”) that has been issued with respect to each share of common stock of the Company. Each Right initially represents the right to purchase one one-thousandth of a share of Series A Preferred Stock (“Preferred Stock”) of the Company.

The Board believed it to be in the best interests of the Company to enter into and to extend the Restated Rights Plan to preserve the value of the Company’s deferred tax assets, including its net operating loss carry forwards, with respect to its ability to fully use its tax benefits to offset future income. The Restated Rights Plan was adopted in part in an effort to preserve stockholder value by attempting to protect against a possible limitation on our ability to use our net operating loss carry-forwards and other tax attributes (the “Tax Benefits”) to reduce potential future federal income tax obligations. As of June 30, 2017, the Company had net operating loss carry-forwards for U.S. federal and state tax purposes of $291.3 million and $93.7 million, respectively. The U.S. federal net operating loss carry-forwards of $291.3 million will begin to expire in the fiscal year ending June 30, 2021 and state net operating losses of $93.7 million continued to expire during the fiscal year ended June 30, 2017.

The unexpired balance of our Tax Benefits can generally be used to offset taxable income or income taxes (if any). Utilization of Tax Benefits to offset taxable income can, however, be limited if there is an ownership change, as discussed below. Because the amount and timing of our future taxable income cannot be accurately predicted, we cannot predict to what extent our Tax Benefits may ultimately be used to reduce our income tax liability. Although we are unable to quantify an exact value, we believe that the Tax Benefits are a very valuable asset. The Restated Rights Plan was adopted because the Board believed it to be in the Company’s and the stockholders’ best interests to attempt to prevent the imposition of limitations on use of the Tax Benefits.

The ability to use the Tax Benefits could be significantly impaired if there were an “ownership change” of the Company as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Determining whether an ownership change has occurred and the effect of an ownership change is complex. In general, to determine whether an ownership change has occurred on a testing date, the Company must compare the percentage of shares owned by each stockholder or groups of stockholders who own or are deemed to own directly or indirectly at least 5 percent of our stock (a “5-percent shareholder”) immediately after the close of the testing date to the lowest percentage of shares owned by such 5-percent shareholder at any time during the testing period (which is generally a three-year rolling period). The amount of the increase in the percentage of Company shares owned by each 5-percent shareholder whose share ownership percentage has increased is added together with increases in share ownership of other 5-percent shareholders, and an ownership change occurs if the aggregate increase in ownership by all such 5-percent shareholders exceeds 50 percent.

If an ownership change occurs, there is an annual limit on use of Tax Benefits (the “382 Limitation”) equal to (i) the aggregate value of our outstanding equity immediately prior to the ownership change (reduced by certain capital contributions made during the immediately preceding two years and certain other items) multiplied by (ii) the federal long-term tax-exempt interest rate in effect for the month of the ownership change. In calculating the 382 Limitation, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If the Company were to have taxable income in excess of the 382 Limitation following an ownership change, the Company would not be able to offset tax on the excess income with the net operating losses. Although any loss carry forwards not used as a result of any Section 382 Limitation would remain available to offset income in future years (again, subject to the Section 382 Limitation in such future years) until the net operating losses expire, an ownership change could significantly defer the utilization of the net operating loss carry forwards, accelerate payment of federal income tax and could cause some of the net operating losses to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the Section 382 Limitation upon the amount of our taxable income that could be offset by such loss carry forwards and credits if an ownership change were to occur in the future. Such limitation could, however, be material.

The Restated Rights Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging any person (together with such person’s affiliates and associates), without the approval of the Board, from acquiring 4.95 percent or more of the outstanding common stock, or, if any person (together with such person’s affiliates and associates) already beneficially owns in excess of 4.95 percent or more of the outstanding common stock, from acquiring more shares of common stock, other than by exercise or conversion of currently existing warrants or as a result of a redemption of shares of common stock by the Company. There is no guarantee that the Restated Rights Plan will prevent the Company from experiencing an ownership change.

The following description of the Restated Rights Plan is qualified in its entirety by reference to the text of the Restated Rights Plan and thus should be read together with the full text of the Restated Rights Plan. The text of Amendment No. 5 was filed with the SEC on a Current Report on Form 8-K as Exhibit 4.1 on May 9, 2017. The material terms of the Amended and Restated Rights Agreement were incorporated by reference into the May 9 filing from Exhibit 4.1 of the Current Report on Form 8-K filed on April 30, 2012. We urge you to read carefully the Restated Rights Plan in its entirety, as the description below is only a summary.

Nature of Right:	When exercisable, each Right will initially entitle the holder to purchase one one-thousandth of a share of Preferred Stock.
Means of Distribution:

The Rights will be distributed to holders of the Company’s outstanding common stock at a dividend of one Right for each share of common stock. The Rights will also be attached to all future issuances of common stock prior to the Distribution Date (as defined below).

Exercise Price:

$150.00 per one one-thousandth of a share of Preferred Stock, which is the amount that in the judgment of the Board represents the long-term value of the common stock over the term of the Restated Rights Plan (the “Exercise Price”).

Term:	The Rights will expire upon the earlier of (i) May 31, 2018 or (ii) redemption or exchange by the Company as described in the Rights Agreement.
Redemption of Rights:	Rights are redeemable at a price of $.001 per Right, by the vote of the Board, at any time until the occurrence of a Flip-In Event (defined below).
Preferred Stock:	The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $3,750 or (b) 1,000 times the dividend declared on each share of common stock. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $150,000 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share equal to 1,000 times the aggregate payment to be distributed per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares (in integral multiples of one one-thousandth) of Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Rights in Event of Self-Dealing Transaction or Acquisition of Substantial Amount of common stock:

In the event that an Acquiring Person engages in certain self-dealing transactions or becomes a beneficial owner of 4.95 percent or more of the outstanding common stock (“Flip-In Events”), a holder of a Right thereafter has the right to purchase, upon payment of the then current Exercise Price, in lieu of one one-thousandth of a share of Preferred Stock, such number of shares of common stock having a market value at the time of the transaction equal to the Exercise Price divided by one-half the Current Market Price (as defined in the Restated Rights Plan) of the common stock. Notwithstanding the foregoing, Rights held by the Acquiring Person or any associate or affiliate thereof or certain transferees will be null and void and no longer be transferable.

Self-dealing transactions are defined to include a consolidation, merger or other combination of an Acquiring Person with the Company in which the Company is the surviving corporation, the transfer of assets to the Company in exchange for securities of the Company, the acquisition of securities of the Company (other than in a pro rata distribution to all stockholders), the sale, purchase, transfer, distribution, lease, mortgage, pledge or acquisition of assets by the Acquiring Person to, from or with the Company on other than an arm’s length basis, compensation to an Acquiring Person for services (other than for employment as a regular or part-time employee or director on a basis consistent with the Company’s past practice), a loan or provision of other financial assistance (except proportionately as a stockholder) to an Acquiring Person or the licensing, sale or other transfer of proprietary technology or know-how from the Company to the Acquiring Person on terms not approved by the Board or a reclassification, recapitalization or other transaction with the effect of increasing by more than 1 percent the Acquiring Person’s proportionate share of any class of securities of the Company.
Rights in Event of Business Combination:

If, following the occurrence of a Flip-In Event, the Company is acquired by any person in a merger or other business combination transaction in which the common stock is exchanged or converted or in which the Company is not the surviving corporation, or 50 percent or more of its assets or earnings power are sold to any person, each holder of a Right (other than an Acquiring Person, or affiliates or associates thereof) shall thereafter have the right to purchase, upon payment of the then current Exercise Price, such number of shares of common stock of the acquiring company having a current market value equal to the Exercise Price divided by one-half the Current Market Price of such common stock.

Exchange Option:

In the event (i) any person or group becomes an Acquiring Person or (ii) any of the types of transactions, acquisitions or other events described above as self-dealing transactions occur, and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of common stock, the Board may require all or any portion of the outstanding Rights (other than Rights owned by such Acquiring Person which have become void) to be exchanged for common stock on a pro rata basis, at an exchange ratio of one share of common stock or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s Preferred Stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

Fractional Shares:

No fractional shares of common stock will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of common stock.

Adjustment:	The Exercise Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights associated with each share of common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Rights as Stockholder:	The Rights themselves do not entitle the holder thereof to any rights as a stockholder, including, without limitation, voting rights or the right to receive dividends.
Amendment of Rights:	Until the Rights become nonredeemable, the Company may, except with respect to the redemption price, amend the Restated Rights Plan in any manner. After the Rights become nonredeemable, the Company may amend the Restated Rights Plan to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions, to shorten or lengthen any time period under the Restated Rights Plan, or to change or supplement any provision in any manner the Company may deem necessary or desirable, provided that no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person or its Affiliates or associates) or cause the Rights to again be redeemable or the Restated Rights Plan to again be freely amendable.

Although none of the Restated Rights Plan, our certificate of incorporation, our bylaws or applicable law require stockholder approval or ratification of the Restated Rights Plan, our Board has decided to request the stockholders ratify, on a nonbinding advisory basis, the extension of the Restated Rights Plan to May 31, 2018. If the extension of the Restated Rights Plan is not ratified by our stockholders as proposed, the Board will consider whether to terminate the Restated Rights Plan following the Annual Meeting or to permit the Restated Rights Plan to expire per its terms on May 31, 2018. Regardless, the Board may elect to extend the Restated Rights Plan or adopt a new stockholder rights plan at a future date if it determines that the adoption of a stockholder rights plan is in the stockholders’ best interests at that time.

Anti-Takeover Effects

While intended to reduce the risk of an “ownership change” within the meaning of Section 382 of the Code, and thereby preserve the current ability of the Company to utilize the Tax Benefits, the Rights could have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who becomes an Acquiring Person on terms not approved by the Company’s Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may exempt such merger or business combination from the Restated Rights Plan. In addition, the Rights may be redeemed by the Company at any time as described above.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE EXTENSION OF THE TERM OF THE AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN TO MAY 31, 2018.

PROPOSAL SIX:

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE EXTREME NETWORKS, INC. 2013 EQUITY INCENTIVE PLAN TO AUTHORIZE ADDITIONAL SHARES ISSUABLE UNDER THE PLAN

The Company’s stockholders are being asked to approve the amendment and restatement of the Extreme Networks, Inc. 2013 Equity Incentive Plan (which we refer to in this Proposal as the Amended Equity Plan), which would increase the number of shares issuable under the current 2013 Plan (which we refer to in this Proposal as the Current Equity Plan) by 9,000,000 shares that could be issued as stock options and/or stock appreciation rights (but if awards are granted only in the form of restricted stock units or other full value awards, this increase in shares would allow for the issuance of only up to approximately 6,000,000 shares).

As of September 2, 2017, the Current Equity Plan had approximately 5,911,026 shares remaining available for issuance pursuant to awards granted under the plan. We consider the addition of 9,000,000 shares to the Amended Equity Plan to be very important to the future of the Company. We believe that the current share reserve in the Current Equity Plan will not be sufficient to provide meaningful equity incentives to our employees so that we may continue to compete successfully for talent and to achieve our corporate goals.

Our Board is requesting this vote by the stockholders to approve the increase of 9,000,000 shares available for issuance under the Amended Equity Plan and satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In addition, we are asking you to approve other amendments to the Current Equity Plan as described in more detail below. If the stockholders do not approve the Amended Equity Plan, the Amended Equity Plan will not become effective, the Current Equity Plan will continue in effect pursuant to its current terms and conditions, and we may continue to grant awards under the Current Equity Plan, subject to its terms, conditions and limitations. Stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the proposal to approve the Amended Equity Plan. Additionally, stockholders are directed to the full Amended Equity Plan, which is attached as Exhibit A to this proxy statement. Any summary of the Amended Equity Plan is qualified in its entirety by reference to the Amended Equity Plan.

Overview

We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees, directors and other service providers of the highest caliber. One of the tools our Board regards as essential in addressing these challenges is a competitive equity incentive program. Our stock incentive program provides a range of incentive tools and sufficient flexibility to permit the Compensation Committee of the Board to implement them in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes. We intend to use these incentives to attract new key employees and to continue to retain existing key employees, directors and other service providers for the long-term benefit of the Company and its stockholders.

The Current Equity Plan allows the Company to grant equity compensation awards to employees (including officers), consultants and non-employee directors of the Company and the employees and consultants of its parent or subsidiaries. The Current Equity Plan permits the Company to grant service-based awards and performance-based awards. The Current Equity Plan provides that 23,928,643 shares may be issued under the plan (which includes 6,628,463 shares under the Predecessor Plan (as defined in the Current Equity Plan)), and the plan includes a fungible share reserve whereby each share subject to a full-value award, such as restricted stock units (which we refer to as RSUs), granted under the Current Equity Plan results in decreasing the Current Equity Plan share reserve by 1.5 shares.

As of September 2, 2017, the Current Equity Plan had approximately 5,911,026 shares remaining available for issuance pursuant to awards granted under the plan. The Company is asking its stockholders to approve adding 9,000,000 shares of our common stock to those reserved for issuance under the Amended Equity Plan, which would be reduced to 6,000,000 shares of our common stock if all were issued pursuant to full-value awards.

During FY17 the Company announced the acquisition of certain assets from Zebra Technologies, Avaya and Broadcom (with respect to certain assets currently owned by Brocade and expected to be acquired by Broadcom). The Zebra asset acquisition was completed during FY17. The Avaya asset acquisition was completed in July 2017 and the Broadcom acquisition is expected to be completed following the closing of Broadcom’s acquisition of Brocade. As a result of these completed and proposed transactions, the total number of individuals eligible for grants under the Current Equity Plan is expected to more than double in FY18 to approximately 2,765 individuals from 1,378 individuals, which was the number of persons eligible for grants on the first day of FY17.

If the Company’s stockholders do not approve this proposal, the Company may not be able to continue to offer competitive equity packages to retain current employees and employees hired in fiscal year 2018 and later. We would also lose a major tool in aligning the interests of our executives and employees with those of the Company’s stockholders. In the event the Company’s stockholders do not approve the Amended Equity Plan to increase the share reserve, the proposed amendment will not take effect and the Current Equity Plan will continue to be administered in its current form without any increase in the Current Equity Plan’s share reserve and without implementation of the other terms described above.

Proposed Amendments to the Current Equity Plan

The only amendments proposed to be made to the plan are as follows:

•

adding 9,000,000 shares of our common stock to those reserved for issuance under the Current Equity Plan, which would be reduced to 6,000,000 shares of our common stock if all were issued pursuant to full-value awards.

•	amending the Current Equity Plan to clarify that dividends and dividend equivalents may only be paid to the extent the underlying award vests.

Why the Company Stockholders Should Vote for the Amended Company Stock Plan

The following summarizes some of the reasons why we believe the Company’s stockholders should approve this proposal.

Equity Compensation Awards Allow the Company to Implement its Philosophy of Pay for Performance

The Company uses a mix of service-based awards and performance based awards for its executive officers and other employees as discussed in more detail in the Compensation Discussion and Analysis. The performance-based awards are eligible to vest only if certain performance milestones are achieved. If the Company’s stockholders approve the Amended Equity Plan, the Company will be able to continue to use equity awards to emphasize the achievement of important business objectives of the Company and, consistent with its pay-for-performance compensation philosophy, directly link executive pay with performance.

In addition, approval of the Amended Equity Plan by our stockholders will extend the period of time during which we may grant awards under the Amended Equity Plan qualifying as performance-based compensation under Section 162(m) of the Code through the first to occur of a change in the material terms of the potential performance goals under the Amended Equity Plan or our 2022 Annual Meeting of stockholders.

The Company’s Stock Plan is a Critical Element of its Compensation Policy

We believe that our employees are the Company’s most valuable asset. Accordingly, the approval of the Amended Equity Plan is in the best interest of our stockholders, as equity awards granted under the Amended Equity Plan will help the Company to:

•	attract, motivate, and retain talented employees, consultants and non-employee directors;

•	align employee and stockholder interests;

•	link employee compensation with company performance; and

•	maintain a culture based on employee stock ownership.

If the Company’s stockholders do not approve the Amended Equity Plan, the Company’s growth could be significantly hampered and its ability to operate its business could be adversely affected. If we do not have sufficient shares in the plan to provide meaningful equity incentives, the Company may be compelled to instead offer additional cash-based incentives to compete for talent, which could have a significant effect upon its quarterly results of operations, its cash flow, and its balance sheet. Moreover, this would not be competitive with most other technology companies where equity compensation is an integral part of the compensation offered by these firms. The Company’s success over the next few years will depend heavily on its ability to attract and retain high caliber employees, consultants and board members. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for the Company to hire and motivate the quality personnel it needs to move its business forward.

We Manage Our Equity Incentive Program Thoughtfully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward and retain employees.

As of September 2, 2017, equity awards outstanding under all of the Company’s equity plans (including the Current Equity Plan) were approximately: 2,775,035 stock options, no unvested restricted stock, 5,024,988 RSUs and 2,578,186 PSUs (including our market-based performance awards (“MSUs”)). As of September 2, 2017, we had 113,047,162 shares outstanding. Accordingly, our approximately 10,428,585 outstanding awards (not including awards under our employee stock purchase plan) plus 5,911,026 shares available for future grant under the Company’s equity plans (not including under our employee stock purchase plan) as of September 2, 2017 represented approximately 14.5% of our Common Stock outstanding (commonly referred to as the “overhang”).

As of September 2, 2017, the average weighted per share exercise price of all outstanding stock options (whether granted under the Current Equity Plan, under equity plans assumed in connection with corporate transactions or under our previous equity plans) was $4.36 and the weighted average remaining contractual term was 4.14 years.

Stock Compensation Metrics

Dilution

Dilution is a concept that may be used to measure the long-term effect of a company’s equity compensation programs. There are various methods to calculate and determine dilution. This discussion is based on the methodology employed by Institutional Shareholder Services, or ISS, an independent proxy advisory firm. Dilution has been calculated by dividing the total shares underlying all outstanding equity-based compensation (including 5,401,052 shares, as of June 30, 2017, which are available for grant but not outstanding) by the Company’s total number of shares outstanding. This calculation includes all outstanding options (whether or not “in the money”) and full value awards that may or may not vest because they are not yet earned or because performance criteria may not be achieved. As of June 30, 2017, the Company had approximately 3,062,135 shares of our common stock issuable upon exercise of stock options outstanding and approximately 6,678,851 unvested full-value awards outstanding, of which approximately 2,365,229 are unvested performance-based awards. Using the foregoing calculation, the Company’s dilution as of June 30, 2017 was approximately 15.65%, a 10.94% change over the three-year period. The dilution for each of the three-years ended with fiscal year 2017 is set forth below.

Burn Rate

Burn rate measures the effect of equity compensation on a company over a specified time. To monitor the Company’s burn rate, the Company uses various independent burn rate calculation methodologies including those developed and employed by ISS. ISS has set industry standard burn rates for our global industry classification standard at 6.13% for shareholder meetings occurring after February 1, 2017. The annual burn rate is determined by dividing the sum of the number of stock options granted and full value shares awarded (restricted stock units and delivered performance-based restricted stock units) during a given year by the Company’s weighted average common shares outstanding. This methodology ignores the impact of cancellations, which is usually significant. Under this methodology, we applied a 2x multiplier to make an adjustment to account for full value awards. Using this methodology, the Company’s one year burn rate for fiscal year 2017 was 8.29% and its average burn rate for the three-year fiscal periods 2015 through 2017 was 7.18%. The Company’s burn rates for the three-year period ended with fiscal year 2017 are set forth below.

The Company also considers the net burn rate. Net burn rate adds an additional perspective in that it allows direct insight into the real impact the Company’s stock compensation programs have on dilution by considering the rate at which cancellations impact the true burn rate. Cancellations usually occur when an employee terminates or a performance target is not met. At termination, any unvested RSU, PSU and MSU awards are returned to the share reserve pool and are eligible for re-granting. The Company’s one year net burn rate for 2017 was 2.09% and its average net burn rate for the three-year period 2015 through 2017 was 3.06%, both of which are below the ISS industry standard burn rate discussed above. The Company is committed to managing the Company’s net burn rate. The Company’s net burn rates for the three-year period ended with fiscal year 2017 are set forth below.

	FY2015	FY2016	FY2017
Dilution(1)	17.57%	13.37%	15.65%
1YR Burn Rate(1)	6.58%	6.67%	8.29%
3YR Burn Rate(1)	7.56%	8.43%	7.18%
ISS Industry Standard Burn Rate	5.85%	6.19%	6.19%
1YR Net Burn Rate(2)	2.21%	2.19%	2.09%
3YR Net Burn Rate(2)	4.21%	2.82%	2.16%

(1)	Using the burn rate calculation methodology described above we applied a 2x multiplier to make an adjustment to account for full value awards. Burn rate does not include cancellations in that year.
(2)	Using the net burn rate calculation methodology described above we applied a 1x multiplier to make an adjustment to account for full value awards. Net burn rate includes total grants made in a year net of cancellations in that year.

Performance-Based Full Value Award Activity(1)

	FY2015	FY2016	FY2017
Granted(2)	615	695	2106
Earned(3)	0	582	839
Earned and Released	0	217	47
Earned and Unreleased	0	265	792
Earned and Cancelled/Forfeited	0	100	58

Net(4)	0	482	781

(1)	In thousands, shares earned included in burn rate calculations above.
(2)	Table includes PSUs and MSUs granted in the relevant fiscal year.
(3)	For purposes of this table shares are earned when the performance or market-based criteria is satisfied. Earned shares may be subject to additional service-based vesting requirements.
(4)	For purposes of this table, the net shares is the difference between the shares earned in a fiscal year and the shares cancelled/forfeited in a fiscal year.

Performance-Based Option Award Activity(1)

	FY2015	FY2016	FY2017
Granted(2)	900	0	0
Earned(3)	0	300	600
Cancelled/Forfeited	900	0	0

Net(4)	-900	300	600

(1)	In thousands, options earned included in burn rate calculations above.
(2)	Table includes performance-based option awards granted in the relevant fiscal year.
(3)	For purposes of this table options are earned when the performance criteria is satisfied. Earned options may be subject to additional service-based vesting requirements.
(4)	For purposes of this table, the net options is the difference between the options earned in a fiscal year and the options cancelled/forfeited in a fiscal year.

Service-Based Full Value Award Activity(1)

	FY2015	FY2016	FY2017
Granted(2)	2,619	2,703	2,939
Cancelled/Forfeited	811	859	783

Net(3)	1,808	1,844	2,156

(1)	In thousands, shares granted included in burn rate calculations above.
(2)	Table includes service-based RSUs granted in the relevant fiscal year, but does not include PSUs and MSUs.
(3)	For purposes of this table, the net shares is the difference between the shares granted in a fiscal year and the shares cancelled/forfeited in a fiscal year.

Service-Based Option Award Activity(1)

	FY2015	FY2016	FY2017
Granted(2)	1,276	5	0
Cancelled/Forfeited	1,855	3,151	996
Net(3)	-579	-3,146	-996

(1)	In thousands, options granted included in burn rate calculations above.
(2)	Table includes service-based option awards granted in the relevant fiscal year, but does not include performance-based options.
(3)	For purposes of this table, the net options is the difference between the options granted in a fiscal year and the options cancelled/forfeited in a fiscal year.

Forecasted Grants

The Company anticipates that the proposed share increase to the plan, based on currently projected share use, will be sufficient for the granting of equity awards through approximately fiscal year 2019. As a result, the Company anticipates that the Company will be requesting additional shares under the plan in fiscal 2020. Despite the projected share use described above, future circumstances and business needs may dictate a different result.

The currently requested share increase is expected to result in the following three-year (fiscal 2017-2019) average burn rates using the above methodology:

•	net burn rate of 3.93%; and

•	burn rate of 5.90%.

After considering the above factors, including the fact that Company’s expected three-year average burn rate (as we believe would be calculated at the end of the next three years) is expected to meet the ISS standard Industry Burn Rate of 6.19%, the Company’s Board approved the share increase.

New Plan Benefits/Company Awards to be Granted to Certain Individuals and Groups

Except as provided under the Company’s director compensation program with respect to annual RSU grants to our non-employee directors, the actual number of awards (if any) that an executive officer, employee or consultant of the Company or its parent or subsidiaries or a non-employee director of the Company may receive under the Amended Equity Plan is at the discretion of the Compensation Committee and therefore cannot be determined in advance.

The following table sets forth the RSU awards to be received by our non-employee directors on the date of the 2018 Annual Meeting of our stockholders:

Name and Position	Dollar Value ($)	Number of Shares Underlying Restricted Stock Unit Grants
All Directors Who Are Not Executive Officers as a Group	1,020,000	(1)

(1)	Under the Company’s director compensation program, on the date of the 2018 Annual Meeting of our stockholders, each non-employee director continuing service with the Company after the meeting is granted an annual award of restricted stock units, or RSUs, determined by dividing $170,000 by the price of the Company’s common stock at the close of business on the NASDAQ Global Select Market on the date of the Annual Meeting, rounded down to the nearest whole RSU.

The following table sets forth certain information relating to awards granted in fiscal year 2017 under the Current Equity Plan to the listed persons and groups. As of June 30, 2017, the closing price of a share of the Company’s common was $9.22 per share.

Grants under Current Equity Plan Made in FY 17

Name and Position	Number of Shares Granted Under Company Options	Weighted Average Per Share Exercise Price ($)	Number Of Full Value Awards Granted	Grant Date Value Of Full Value Awards ($)(1)
Edward B. Meyercord President, Chief Executive Officer and Director	—	—	1,070,000	6,298,400

Benjamin Drew Davies EVP, Chief Financial Officer	—	—	160,000	1,296,000

Robert Gault Executive Vice President, Worldwide Sales, Services, and Channels	—	—	440,000	2,583,200

All current executive officers as of June 30, 2017 as a group (3 persons)	—	—	1,670,000	11,456,700

All non-employee directors as of June 30, 2017 as a group (6 persons)	—	—	157,548	719,994

All employees who are not current executive officers as of June 30, 2017 as a group	—	—	3,217,220	16,814,731

(1)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718. For information on the assumptions used to calculate the value of the awards, refer to Note 7 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2017. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Summary Description of the Amended Equity Plan

The following summary of the Amended Equity Plan is qualified in its entirety by the specific language of the Amended Equity Plan, a copy of which is attached to this proxy statement as Exhibit A.

General.    The purpose of the Amended Equity Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives may be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards.

Authorized Shares.    The maximum aggregate number of shares authorized for issuance under the Amended Equity Plan is the sum of 26,300,000 shares plus up to 6,628,643 additional shares, comprised of the number of shares remaining available for grant under the Company’s 2005 Equity Incentive Plan immediately prior to its termination and the number of shares subject to any option or other award outstanding under the Company’s 2005 Equity Incentive Plan or the Enterasys Inc. 2013 Stock Plan that expires or is forfeited for any reason after November 20, 2013, the date the plan was originally established

Share Counting.    Each share subject to a stock option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the Amended Equity Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the Amended Equity Plan by 1.5 shares.

If any award granted under the Amended Equity Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the Amended Equity Plan.

Shares will not be treated as having been issued under the Amended Equity Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or reacquired by the Company in satisfaction of a tax withholding obligation in connection with an option or a stock appreciation right or that are tendered in payment of the exercise price of an option will not be made available for new awards under the Amended Equity Plan. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the Amended Equity Plan will be reduced by the gross number of shares for which the award is exercised.

Adjustments for Capital Structure Changes.      Appropriate and proportionate adjustments will be made to the number of shares authorized under the Amended Equity Plan, to the numerical limits on certain types of awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding regular, periodic cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the Amended Equity Plan to adjust other terms of outstanding awards as it deems appropriate.

Nonemployee Director Award Limits.    A nonemployee director may not be granted awards under the Amended Equity Plan for more than 200,000 shares in any fiscal year.

Other Award Limits.    To enable compensation provided in connection with certain types of awards intended to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the Amended Equity Plan establishes a limit on the maximum aggregate number of shares or dollar value for which such awards may be granted to an employee in any fiscal year, as follows:

•	No more than 4,000,000 shares under stock options and stock appreciation rights.

•	No more than 1,000,000 shares under restricted stock and restricted stock unit awards.

•	No more than 1,000,000 shares or $2,000,000 for each full fiscal year contained in the performance period under performance share and performance unit awards.

•	No more than 1,000,000 shares or $2,000,000 for each full fiscal year contained in the performance period under other stock-based or cash-based awards.

In addition, to comply with applicable tax rules, the Amended Equity Plan also limits to 9,000,000 the number of shares that may be issued upon the exercise of incentive stock options granted under the Amended Equity Plan.

Administration.    The Amended Equity Plan generally will be administered by the Compensation Committee, although the Board retains the right to appoint another of its committees to administer the Amended Equity Plan or to administer the Amended Equity Plan directly. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the Amended Equity Plan must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). For purposes of this summary, the term “Compensation Committee” will refer to either such duly appointed committee or the Board of Directors. Subject to the provisions of the Amended Equity Plan, the Compensation Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Compensation Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) or otherwise provided by the Amended Equity Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award.

The Amended Equity Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Amended Equity Plan. All awards granted under the Amended Equity Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Amended Equity Plan. The Compensation Committee will interpret the Amended Equity Plan and awards granted under it, and all determinations of the Compensation Committee generally will be final and binding on all persons having an interest in the Amended Equity Plan or any award.

Prohibition of Option and SAR Repricing.    The Amended Equity Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Compensation Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.

Eligibility.    Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of June 30, 2017, we had approximately 1,660 employees worldwide (including three current executive officers) and six non-employee directors who would be eligible to receive awards under the Amended Equity Plan. Following the closing of the acquisition of certain business assets from Avaya in July 2017 and the anticipated closing of the acquisition of certain business assets of Broadcom related to the data center business of Brocade, we expect to have approximately 2,765 employees worldwide who will be eligible to receive awards under the Amended Equity Plan.

The following table sets forth, as of June 30, 2017, the equity award grants made under the Current Equity Plan since its adoption:

	Equity Awards Granted Under Current Equity Plan
	No. of Shares Underlying Options	No. of RSUs(1)
Named Executive Officers:
Edward B. Meyercord
President, Chief Executive Officer and Director	900,000	1,559,042
Benjamin Drew Davies
Executive Vice President, Chief Financial Officer	0	360,000
Robert Gault
Executive Vice President, Worldwide Sales, Services, and Channels	100,000	680,000
All Current Executive Officers as a Group (3 persons):	1,000,000	2,599,042
Director Nominees:
Charles P. Carinalli, director nominee	0	96,962
Edward H. Kennedy, director nominee	0	96,962
Raj Khanna, director nominee	0	89,523
John C. Shoemaker, director nominee	0	96,962
Kathleen M. Holmgren, director nominee	0	57,920
Non-Executive Directors as a Group (6 persons):	0	438,329
All Non-Executive Officer Employees as a Group:	2,340,650	10,839,777

(1)	Includes time-based restricted stock units and performance-based restricted stock units (including PSUs and MSUs, as defined below).

Vesting.    Awards under the Amended Equity Plan will vest no earlier than the first anniversary of the date the award is granted. However, the Compensation Committee may provide that such vesting restrictions lapse or are waived upon the participant’s death, disability, retirement or other specified termination or upon a change of control. In addition, the Compensation Committee may grant awards that will result in the issuance of up to 5% of the shares reserved for issuance under the Amended Equity Plan without regard to the minimum vesting provisions.

Stock Options.    The Compensation Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than 100% of the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The Amended Equity Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Compensation Committee; or by any combination of these. Nevertheless, the Compensation Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. The maximum term of any option granted under the Amended Equity Plan is seven years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Compensation Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date, and provided further that an option will terminate immediately upon a participant’s termination for cause (as defined by the Amended Equity Plan).

Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Compensation Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.

Stock Appreciation Rights.    The Compensation Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. The exercise price of each stock appreciation right may not be less than 100% of the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Compensation Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the Amended Equity Plan is seven years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Compensation Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Compensation Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards.    The Compensation Committee may grant restricted stock awards under the Amended Equity Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Company rendered by the participant. The Compensation Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Compensation Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Compensation Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Compensation Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends may not be paid until the applicable restricted stock vests.

Restricted Stock Units.    The Compensation Committee may grant restricted stock units under the Amended Equity Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Compensation Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Compensation Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Compensation Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional restricted stock units whose value is equal to any cash dividends the Company pays. Dividend equivalents may accrue on restricted stock units, but shall not be payable unless and until the applicable award vests.

Performance Awards.    The Compensation Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Compensation Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares and a monetary value established by the Compensation Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination of these.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Compensation Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Compensation Committee. The Compensation Committee, in its discretion, may base performance goals on one or more of the following measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return, employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; completion of a joint venture or other corporate transaction and new customer acquisition.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Compensation Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Compensation Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Compensation Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Compensation Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Compensation Committee. In its discretion, the Compensation Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on our common stock to the extent of the performance shares that are earned and become nonforfeitable. The Compensation Committee may provide for performance award payments in lump sums or installments.

Unless otherwise provided by the Compensation Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the Amended Equity Plan provides that, unless otherwise determined by the Compensation Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Cash-Based Awards and Other Stock-Based Awards.    The Compensation Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Compensation Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Compensation Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The Compensation Committee may grant dividend equivalent rights with respect to other stock-based awards. Dividend equivalents may accrue on stock-based awards, but shall not be payable unless and until the applicable award vests. Dividend equivalents are not payable with respect to options or SARs. The effect on such awards of the participant’s termination of service will be determined by the Compensation Committee and set forth in the participant’s award agreement.

Change in Control.    Unless otherwise defined in a participant’s award or other agreement with the Company, the Amended Equity Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the Amended Equity Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) stockholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

The Amended Equity Plan does not provide for any automatic single trigger acceleration upon a Change in Control. Instead, if a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Compensation Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the

Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Compensation Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The Amended Equity Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Compensation Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.

Awards Subject to Section 409A of the Code.    Certain awards granted under the Amended Equity Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the Amended Equity Plan to the contrary, the Compensation Committee is authorized, in its sole discretion and without the consent of any participant, to amend the Amended Equity Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Amendment, Suspension or Termination.    The Amended Equity Plan will continue in effect until its termination by the Compensation Committee, provided that no awards may be granted under the Amended Equity Plan following the tenth anniversary of the Amended Equity Plan’s effective date, which will be the date on which it is approved by the stockholders. The Compensation Committee may amend, suspend or terminate the Amended Equity Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the Amended Equity Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No amendment, suspension or termination of the Amended Equity Plan may affect any outstanding award unless expressly provided by the Compensation Committee, and, in any event, may not have a materially adverse effect on an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.

Summary of U.S. Federal Income Tax Consequences.    The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Amended Equity Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.    A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards.    A participant generally will recognize no income upon the grant of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock upon settlement, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Section 162(m) of the Code.    In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.” In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m), stock options and SARs will satisfy the “qualified performance-based compensation” exception if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period and (iii) the compensation is based solely on an increase in the stock price after the grant date. The Amended Equity Plan has been designed to permit us to grant stock options and SARs which will are intended to qualify as “qualified performance-based compensation.”

Tax Consequences to the Company.    The Company should be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Votes for, against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will not have any effect on the outcome of the vote on this proposal. If you sign and return a proxy card without giving specific voting instructions on this proposal, your shares will be voted in favor of the proposal.

The Board believes that the proposed adoption of the Amended Equity Plan is in the best interests of the Company and its stockholders for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2017, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than five percent of our common stock, (ii) each named executive officer, (iii) each of our directors and director nominees, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 6480 Via del Oro, San Jose, California 95119.

Name(1)	Amount of Beneficial Ownership(2)	Percent of Class(3)
Non-Employee Directors:
Charles P. Carinalli, Director	486,631	*
Edward H. Kennedy, Director(4)	229,248	*
Raj Khanna, Director	83,265	*
John C. Shoemaker, Director(5)	290,748	*
Kathleen M. Holmgren, Director	31,662	*
Named Executive Officers:
Edward B. Meyercord, President, Chief Executive Officer, and Director(6)	837,550	*
Benjamin Drew Davies, Executive Vice President, Chief Financial Officer(7)	48,936	*
Robert Gault, Executive Vice President, Worldwide Sales, Services, and Channels(8)	112,597	*
All Executive Officers and Directors as a Group (8 persons)	2,120,637	1.9%

5% Owners:
Paradigm Capital Management, Inc.(9)	7,273,827	6.6%
Nine Elk Street
Albany, NY 12207
The Vanguard Group(10)	6,879,407	6.2%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock Inc.(11)	6,677,176	6.0%
55 East 52nd Street
New York, NY 10055
Hotchkis and Wiley Capital Management, LLC(12)	6,466,352	5.8%
725 South Figueroa St. 39th Floor
Los Angeles, CA 90017

*	Less than 1 percent.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days of June 30, 2017.
(3)	Calculated on the basis of 110,925,258 shares of common stock outstanding as of June 30, 2017, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days of June 30, 2017 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
(4)	Includes 40,000 shares issuable pursuant to options exercisable within 60 days of June 30, 2017.
(5)	Includes 30,000 shares issuable pursuant to options exercisable within 60 days of June 30, 2017.

(6)	Includes 415,000 shares issuable pursuant to options exercisable within 60 days of June 30, 2017. Includes 86,580 RSUs & 86,580 PSUs vesting with 60 days of June 30, 2017, including shares that will be withheld to satisfy the tax obligation upon vesting.
(7)	Includes 3,342 shares issuable pursuant to options exercisable within 60 days of June 30, 2017.
(8)	Includes 6,250 shares issuable pursuant to options exercisable within 60 days of June 30, 2017. Includes 106,347 RSU shares vesting within 60 days of June 30, 2017, including shares that will be withheld to satisfy the tax obligation upon vesting.
(9)	Based on information supplied by Paradigm Capital Management, Inc. (“Paradigm”) in a Schedule 13G/A filed with the SEC on February 14, 2017. Paradigm is deemed to have sole voting and dispositive power over these shares.
(10)	Based on information supplied by The Vanguard Group in a Schedule 13G filed with the SEC on February 24, 2017. The Vanguard Group is deemed to have sole voting power for 202,891 of these shares, shared voting power for 2,400 of these shares, sole dispositive power for 6,677,016 of these shares, and shared dispositive power for 202,391 of these shares.
(11)	Based on information supplied by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 24, 2017. BlackRock, Inc. is deemed to have sole voting power for 6,414,831 of these shares, shared voting power of 0 of these shares, sole dispositive power for 6,677,176 of these shares, and shared dispositive power of 0 of these shares.
(12)	Based on information supplied by Hotchkis and Wiley Capital Management, LLC in a Schedule 13G/A filed with the SEC on February 10, 2017. Hotchkis and Wiley Capital Management, LLC. is deemed to have sole voting power for 5,314,262 of these shares, shared voting power of 0 of these shares, sole dispositive power for 6,466,352 of these shares and shared dispositive power of 0 of these shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS

2017 Compensation Decisions

For the fiscal year ended June 30, 2017, our NEOs and their respective titles were as follows:

Name	Title
Edward B. Meyercord	President, Chief Executive Officer, and Director
Benjamin Drew Davies	Executive Vice President and Chief Financial Officer
Robert Gault	Executive Vice President, Worldwide Sales, Services and Channels

Executive Officers

Set forth below are the name, age, position of and biographical information about each of the Company’s executive officers, as of the date of this proxy statement.

Edward B. Meyercord

Mr. Meyercord’s biography is included with the other members of the Board of Directors above.

Benjamin Drew Davies

Mr. Davies, age 51, joined the Company in June 2016 and serves as our Executive Vice President and Chief Financial Officer. Most recently, Mr. Davies held the position of Vice President, Controller at Marvell Semiconductor, Inc., a publicly traded semiconductor company, from December 2015 until May 2016. Prior to that, Mr. Davies was the Senior Vice President, Corporate Controller at Spansion, Inc., a publicly traded provider of flash memory products which merged with Cypress Semiconductor Corporation, a publicly traded semiconductor company in March 2015, from August 2012 to December 2015. Prior to Spansion, Mr. Davies was Corporate Controller at Intersil Corporation, a publicly traded semiconductor company, from April 2009 to August 2012, and served as operations controller at Intersil from March 2008 to April 2009. He also served as Chief Financial Officer of Nanoconduction, Inc. from March 2007 to March 2008, and as Director Finance and Administration for STATSChipPac from September 1999 to March 2007. Mr. Davies held various finance roles at Micron Custom Manufacturing Services from November 1992 to September 1999. Mr. Davies has a B.S. in business accounting from the University of Idaho and a M.B.A. from Santa Clara University.

Robert Gault

Mr. Gault, age 54, joined the Company in December 2014 as our Vice President, Worldwide Partner Organization and was promoted to serve as our Executive Vice President, Worldwide Sales, Services and Channels in April 2015 and was promoted to Chief Revenue and Services Officer in July 2017. Prior to joining the Company, Mr. Gault served as Vice President, Cloud and Managed Services at Cisco Systems, Inc., a publicly traded networking solutions company, from July 2009 to December 2014. Prior to that, he served as Vice President, U.S. Service Provider Channels at Cisco from June 2005 to June 2009, and as Operations Director at Cisco from June 2000 to June 2005. Mr. Gault also served as Global Account Manager for Sprint from June 1987 to November 1996. Mr. Gault holds a B.S. degree in business from West Chester University.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the objectives and operation of the Company’s executive compensation program in fiscal 2017, particularly with respect to the Company’s NEOs. The Compensation Committee oversees the Company’s compensation programs and has the sole authority to establish the compensation paid to the Company’s NEOs.

2017 Performance Highlights

Our operations and financial performance during fiscal 2017 were as follows:

•	Net revenue of $598.1 million compared to net revenue of $528.4 million in fiscal 2016.

•	Total gross margin of 54.3% of net revenue compared to 51.2% in fiscal 2016.

•	Operating loss of $0.7 million, a decrease of $24.8 million from operating loss in fiscal 2016.

•	Net loss of $8.5 million, a decrease of $24.3 million from a net loss of $31.9 million in fiscal 2016.

Our financial and operational success has translated into strong stock price growth for the benefit of our stockholders. The following tables depict our Total Shareholder Return (“TSR”) for the one, three, and five year periods ending June 30, 2017.

2017 Compensation Highlights

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance. For fiscal 2017, our performance was reflected in the compensation of our NEOs in a number of ways:

•	Base salaries and target bonuses under our short-term cash incentive plan for our NEOs were not increased in fiscal year 2017.

•

For fiscal 2017, our Board of Directors selected semi-annual financial performance goals under the Extreme Incentive Plan, our short-term cash incentive plan, consistent with our annual operating plan. Based on the Company’s achievement of the applicable goals, we funded the Extreme Incentive Plan at 16% and 119.7% of target for each of the first and second halves of fiscal 2017, respectively. This resulted in a total payout below the target for the full fiscal year.

•

In fiscal 2017, equity grants to our NEOs included time-based restricted stock units (“RSUs”) vesting over a period of three years and performance stock units (“PSUs”) that could only be earned if the Company’s stock achieved a pre-designated stock price for 30 consecutive trading days during the applicable performance period, which started on January 1, 2017. In addition, our Compensation Committee made a special grant of PSUs in May 2017 to incentivize exceptional and sustained stock price performance. Such PSUs may be earned and vest based on absolute stock price and relative TSR performance goals over a three year performance period ending in May 2020. The Compensation Committee considered these May PSU grants over multiple meetings as it determined an equity award structure that would motivate the NEOs and other participating executives to drive high levels of sustained stock price performance. For this reason, these grants were made once the Compensation Committee determined the final award structure, rather than being made as part of the annual equity cycle. This May grant was intended as a one-time grant and the Company does not anticipate making similar grants outside of the annual equity grant cycle in the future, absent unusual circumstances.

•

In February 2017, the Compensation Committee approved a grant of RSUs to Mr. Gault, in consideration and as compensation for his increased level of responsibility when he took over management of the services group in April 2015. These RSUs vest as to 1/3rd of RSUs on February 15, 2018 and as to 1/12th of the RSUs on each quarterly anniversary thereafter, subject to Mr. Gault’s continued service to the Company.

Compensation Philosophy and Objectives

Our guiding compensation principle in establishing executive compensation is to align compensation with the creation of stockholder value while achieving the Company’s strategic objectives and financial goals. Consistent with this principle, we seek to provide a competitive total compensation package that allows us to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program which motivates and rewards individual and team performance in alignment with our short- and long-term business strategies and objectives. Our compensation program is designed to provide accountability at both the individual and team level with respect to both absolute and relative competitive performance. We also align the interests of our executives and our stockholders by providing variable compensation to our executives that is directly linked to the performance of the Company and to our stock price. As illustrated below, a substantial portion of our NEOs’ fiscal 2017 compensation was directly tied to Company and stock price performance.

Annual compensation for a given executive is determined with reference to competitive market data, as well as the individual’s experience, knowledge, skills, education, performance and importance to the success of our business.

CEO Compensation and Company TSR (FY15 – FY17)

As noted above, a significant portion of fiscal 2017 compensation to our CEO and other NEOs was tied to specific financial and stock price performance objectives. Overall compensation levels for fiscal 2017 increased over fiscal 2016 partly due to the additional performance stock unit awards granted in May 2017.

The following chart depicts our CEO’s actual total direct compensation (consisting of base salary, actual bonus and the grant date fair value of equity awards granted in the year) as compared to our absolute TSR over the last three fiscal years, showing alignment between our CEO’s actual total direct compensation since the year of his hire and our TSR over the same period.

Compensation Best Practices

The Company’s executive compensation program includes a number of features intended to reflect best practices and to help ensure that the program aligns with stockholder interests:

•

Extreme Incentive Plan payouts tied to financial metrics.    In fiscal 2017, the Extreme Incentive Plan provided for cash bonuses tied to the achievement of key Company financial metrics approved by the Compensation Committee.

•

Reasonable time based equity grants.    In fiscal 2017, the Company granted time-based restricted stock units to its NEOs that vest based on continued service over three years, in order to encourage retention and to tie realizable compensation from such equity grants to the Company’s long term stock price.

•

Performance equity awards.    In August 2016, the Company granted PSUs (“August PSUs”) to its NEOs that could only be earned if the Company’s stock achieved, or achieves, a pre-designated stock price for 30 consecutive trading days during the applicable performance period. Once the PSUs are earned, they become subject to time-based vesting. The total performance and vesting period of these awards, if earned, is three years from the date of grant. In addition, in May 2017, the Compensation Committee made a special grant of PSUs (“May PSUs”) that vest based on the Company’s stock price and its TSR relative to a benchmark index over a three-year performance period ending in May 2020, subject to the NEOs’ continued service through the end of the performance period. These PSUs are intended to incentivize and focus the NEO’s efforts to drive sustained performance over a multiple year timeframe. This May grant was intended as a one-time grant and the Company does not anticipate making similar grants outside of the annual equity grant cycle in the future, absent unusual circumstances.

•	No compensation guarantees. The Company does not guarantee to its NEOs continued employment or salary increases, bonuses, pension arrangements, equity grants or deferred compensation arrangements.

•

Limited perquisites.    The Company provides minimal perquisites to our NEOs. Generally, Company benefits (such as medical and dental insurance, the employee stock purchase plan (“ESPP”) and the 401(k) plan match) are available to all full-time U.S. employees. All perquisites are approved by the Compensation Committee and are intended to attract and retain executives or to facilitate their focus on their duties to the Company.

•

Reasonable severance benefits.    The Company maintains an Executive Change in Control Severance Plan that provides a reasonable level of severance benefits for NEOs whose employment is terminated “without cause” or “for good reason” as defined in the plan in connection with a change in control. This provides consistency and predictability in the Company’s treatment of such executive officers upon termination of employment and encourages our executives to continue to serve the Company through a potential change in control transaction.

•

Mitigation of compensation-related risk.    The Company has adopted policies, including an insider trading policy, which policies are subject to oversight by independent Committees of the Board, to mitigate compensation-related risk.

•

No hedging transactions, speculative transactions or pledging of securities.    In accordance with our insider trading policy, all executive officers and directors, are prohibited from engaging in speculative transactions in Company securities, including engaging in short sales, engaging in transactions with respect to put options, call options or other derivative securities, or engaging in any other forms of hedging transactions. In addition, executive officers and directors may not hold securities of the Company in a margin account, or pledge our securities as collateral for a loan.

•

Recoupment or claw-back policy.    The Company has adopted a recoupment policy, sometimes called a “claw-back” policy, which allows the Company to recover incentive based compensation paid to any current or former executive officer under certain circumstances.

2016 “Say on Pay” Advisory Vote on Executive Compensation

The Company provided stockholders with an advisory vote on executive compensation at the 2016 Annual Meeting. During that meeting, approximately 94% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Committee considered the results of our 2016 advisory vote and investor feedback when making executive compensation decisions for 2017. During fiscal 2017 we continued our institutional shareholder outreach efforts to help ensure our compensation policies align our executive compensation with shareholder interests.

Compensation Process

Our Compensation Committee, in consultation with the Board and the Company’s human resources group, designs and oversees the Company’s compensation programs and compensation philosophy. Throughout the year, the Chair of our Compensation Committee meets with our Chief Administrative Officer and other members of our human resources and legal groups to monitor issues relating to executive compensation. At the end of the fiscal year, our Chief Executive Officer conducts a qualitative and quantitative assessment of each senior officer’s performance for the past fiscal year based upon the officer’s individual and corporate goals and objectives, and reports to the Compensation Committee regarding his proposals regarding compensation adjustments for the NEOs (other than with respect to himself). The Compensation Committee independently assesses the performance and compensation of our Chief Executive Officer and our Chief Executive Officer is not present in meetings when his compensation is discussed. As set forth in additional detail below, in connection with its compensation oversight and approvals, the Compensation Committee reviews:

•	the compensation paid to similarly situated executives in comparable companies in our peer group;

•	our competitive position relative to comparable companies in our industry; and

•	the total compensation budget for the Company.

Additional details regarding the operation and duties of the Compensation Committee are also set forth in the “Compensation Committee” section above.

Compensation Consultant

In connection with our desire to make our executive compensation competitive, to more closely tie future compensation to performance and to further align executive compensation with stockholder value, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm with expertise in the technology sector, to assist it in the performance of its duties and to advise it with respect to compensation matters for fiscal 2017. In its role as independent compensation consultant and at the request of the Compensation Committee, Compensia participated in Compensation Committee meetings and provided compensation advice to the Compensation Committee on:

•	competitiveness of NEO compensation levels as compared to our peer group;

•	revisions and additions to the Company’s peer group, goal metrics and bonus design;

•	compensation mix between cash and equity;

•	consideration of the design and award levels for the May PSU awards; and

•	developments in legislation and regulation affecting executive compensation.

Although the Company pays Compensia’s fees for its engagement by the Compensation Committee, the Compensation Committee has sole discretion with respect to Compensia’s continued engagement and assignments. Additional details regarding the Compensation Committee’s relationship and review of Compensia are also set forth in the “Compensation Committee” section above.

Peer Group Selection and Review

The Compensation Committee looks at a variety of factors when setting pay including competitive market data, as well as the individual’s experience, knowledge, skills, education, performance and importance to the success of our business. The Compensation Committee evaluates pay competitiveness on an element-by-element basis, as well as on a total compensation basis. The peer group data reviewed includes a range of pay levels including the 25th, 50th and 75th percentile of the members of the peer group to reflect a range of pay to be considered when determining individual pay elements. While the Compensation Committee does not establish compensation levels by benchmarking to our peer group, the Compensation Committee reviews the practices of members of the peer group to better understand and assess the competitiveness of the compensation that the Company pays to its executives, both with respect to each compensation element and the overall compensation package.

On November 11, 2015, following consultation with Compensia, the Compensation Committee approved our peer group for fiscal year 2017 compensation decisions and then subsequently on May 4, 2016, the Compensation Committee reviewed this peer group again. The peer group included the following companies:

ADTRAN, Inc.	Harmonic Inc.	Ruckus Wireless, Inc.
Barracuda Networks	Infinera Corporation	ShoreTel, Inc.
Black Box Corporation	InterDigital, Inc.	Silicon Graphics International
Calix, Inc.	Ixia	Silver Springs Networks
Cray	NETGEAR, Inc.	TESSCO Technologies, Inc.
Finisar Corporation	QLogic Corporation	Ubiquiti Networks, Inc.

The fiscal 2017 peer group differed from the fiscal 2016 peer group as Aruba, Emulex and Riverbed were removed due to being acquired and Super Micro Computer was removed because its financial criteria were outside our parameters. In addition, the following companies were added to reflect either key talent competitor or industry/financial criteria: Barracuda Networks, Cray and Silver Springs Networks. The peer group for fiscal 2017 was comprised of computer networking and communication equipment companies and other high-tech companies with approximately $300 million to $1.3 billion in revenue and market capitalizations of $143 million to $2.7 billion at the time selected for inclusion in the peer group. As compared to our fiscal 2017 peer group, the Company was at the 54th percentile for revenue and the 21st percentile for market capitalization.

Compensation Program Elements

The main elements of our compensation program and their respective purposes are as follows:

Element	Purpose
Base salary	Attract and retain talented employees. Serves as the primary element of fixed compensation.

Extreme Incentive Plan	Encourage and reward individual and overall company performance relative to our current plans and objectives, particularly in the short term.

Time-based and performance-based long-term equity incentives	Promote the achievement of longer-term financial and strategic objectives. Encourage employee retention. Align the interests of executives and stockholders.

Change in control and severance benefits	Retain executives during the pendency of a proposed change in control transaction. Avoid adverse impacts to the morale of executives and of uncertainty regarding continued employment. Align the interests of executives and stockholders in the event of a change in control. Assist with the recruitment of executives and other key employees.

Benefit plans	Attract and retain talented employees. Provide health and welfare benefits with assurance of financial support in the event of illness or injury. Encourage retirement savings. Encourage additional equity ownership by employees.

Base Salaries

The base salary for each NEO initially is set at the time the NEO commences employment with the Company and is reviewed annually. In its annual review of NEO base salaries, the Compensation Committee considers the recommendations of the Chief Executive Officer, the performance of each NEO (as evaluated by the Chief Executive Officer, except with respect to his own performance), and data provided by Compensia from the Company’s peer group with respect to base salary, total target cash compensation and total direct compensation (which includes equity awards). In 2017, following consideration of the foregoing factors, the Compensation Committee determined not to increase the annual base salaries of our NEOs from their 2016 levels. The base salaries for the NEOs for fiscal 2017 were as follows:

Named Executive Officer	FY 2017 Base Salary Annualized
Edward B. Meyercord	$600,000
Benjamin Drew Davies	$350,000
Robert Gault	$345,000

Short-Term Cash Incentives

Extreme Incentive Plan

Our Compensation Committee establishes an incentive plan each year under our Extreme Incentive Plan, which is applicable to our employees (other than sales personnel on commission), including the NEOs. The Extreme Incentive Plan is designed to reward individual and overall Company performance relative to our current plans and objectives, particularly in the short term. The structure and elements of the plan are reviewed and modified annually based upon expectations for our business derived from our annual operating plan, as amended to address business changes during FY17. The Compensation Committee does not adhere to a strict formula in determining performance goals. Instead, considering peer group data and the Company’s recent and anticipated performance, the Compensation Committee employs a flexible approach that enables it to choose performance metrics that are designed to allow the Company to adjust to evolving market conditions.

As in fiscal 2016, the Extreme Incentive Plan for fiscal 2017 approved by the Compensation Committee provided for semi-annual payouts based on the Company’s achievement of predetermined performance goals for each of the first and second halves of fiscal 2017. The Compensation Committee implements the bonus program through semi-annual bonus targets in order to allow it to adjust the performance targets at mid-year after considering changes in the industry and the Company’s business.

For the July 1, 2016—December 31, 2016 period, the Extreme Incentive Plan was funded and earned based on the achievement of pre-established Adjusted EBITA and GAAP Revenue goals. For our NEOs, the Adjusted EBITA goal was weighted at 75% and the GAAP Revenue goal was weighted at 25%. For the January 1, 2017 –June 30, 2017 period, the Extreme Incentive Plan was funded and earned based on the achievement of pre-established GAAP Revenue, Non-GAAP Operating Income and GAAP Operating Income goals. The GAAP Revenue goal was weighted at 25%, the Non-GAAP Operating Income goal was weighted at 50% and the GAAP Income goal was weighted at 25%. With respect to each semi-annual performance period, no awards would be earned unless one of the goals were achieved at a minimum 85% of target level (“Target Level”), at which point bonuses were to be paid at 50% of target. Performance beyond Target Level achievement could result in payouts of up to 150% of target.

The semi-annual targets for the Extreme Incentive Plan disclosed in the table below were based on projections of the above components derived from the Company’s annual operating plan. For the semi-annual performance period, Adjusted EBITA constituted GAAP net income, calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), but adjusted for interest, income taxes, amortization, share-based compensation, acquisition, restructuring costs, and purchase accounting minus inventory fair value. The Compensation Committee believed the adjustments to the components used in calculating this metric is reasonable and appropriate because the charges and adjustments are not items that can be influenced by most of the Company’s employees and such charges and adjustments may have multi-year impacts.

The July 1 to December 31, 2016 semi-annual Company performance period goals and the results achieved are as follows:

Financial Metric	Gross Target	Actual	Attainment	Weight
Adjusted EBITA	$38.95M	$27.7M	71.24%	75%
GAAP Revenue	$302.37M	$271.14M	89.67%	25%

The Compensation Committee approved a plan payout for the first half of FY17, which was approximately 16% of the target pool.

In addition, in recognition of the significant accomplishments achieved during the first half of the fiscal year, the Compensation Committee approved an additional recognition bonus pool (the “Recognition Pool”). The Compensation Committee decided not to award any payout to Mr. Meyercord under the Recognition Pool. The payments made to the NEOs under the Recognition Pool are set forth below:

NEO	Recognition Pool Payout
Edward Meyercord	$0
Robert Gault	$40,000
Drew Davies	$27,398

The January 1 to June 30, 2017 semi-annual Company performance period goals and the results achieved are as follows:

Financial Metric	Gross Target	Actual	Attainment	Weight
GAAP Revenue	$331.3M	$327.4M	98.8%	25%
Non GAAP OI	$41.3M	$47.6M	115.2%	50%
GAAP OI	$14.3M	$21.4M	149.6%	25%

Overall for the second half FY17 semi-annual period, based on all 3 components’ achievement generated a weighted payout of 119.7% of target.

In the second half of FY17, as a result of the completion of the acquisition of the Zebra Technologies WLAN business, the Compensation Committee decided to adjust the bonus targets to include GAAP operating income so that the Company’s employees would be rewarded for both GAAP and non-GAAP operational performance. Both GAAP and non-GAAP operating income were used to determine cash bonus payments so that executives and other employees were encouraged to take a balanced approach to the Company’s business that focused on generating corporate revenue while taking into account operating expenses.

The table below reflects the incentive compensation paid to each of the NEOs in fiscal 2017 under the Extreme Incentive Plan, as well as the bonus targets (as a percentage of base salary) for each NEO. It does not capture the bonuses allocated from the Recognition Pool, described above. We believe the “at risk” portion of the NEO’s compensation package, such as the short-term incentives, should increase with the ability to affect Company performance, the role of the NEO and other market factors. This philosophy is reflected in the “target bonus as a percent of base salary” that was approved by the Compensation Committee and is set forth below. For fiscal 2017, our Compensation Committee determined not to increase the target bonuses of our NEOs following consideration of the recommendations of the Chief Executive Officer, the performance of each NEO (as evaluated by the Chief Executive Officer, except with respect to his own performance), and data provided by Compensia from the Company’s peer group.

Named Executive Officer	Annual Compensation Rate	Target Bonus as a Percent of Base Salary (%)	1st Half Performance Factor	Extreme Incentive Plan Compensation Paid February 2017	2nd Half Performance Factor	Extreme Incentive Plan Compensation paid August 2017	Total Compensation From Extreme Incentive Plan in FY17
Edward B. Meyercord	$600,000	120	16.0%	$57,600	119.7%	$430,920	$488,520
Robert Gault	$345,000	100	16.0%	$27,600	119.7%	$206,483	$234,083
Benjamin Drew Davies	$350,000	60	16.0%	$16,800	119.7%	$125,685	$142,485

For the July 1, 2016 to December 31, 2016 semi-annual bonus period, as discussed above, in addition to the payout under the Extreme Incentive Plan, the Compensation Committee requested the CEO allocate a portion of the Recognition Pool to his executive team including our two other NEOs based on their performance and contribution during this period. Our CEO did not receive any payment from the Recognition Pool. These amounts are provided in the Summary Compensation Table under the Bonus column and were based on our CEO’s evaluation of our other NEOs’ individual performance and contributions during the first half of fiscal 2017.

Payouts under the Extreme Incentive Plan for FY17 resulted in a total payout at 67.9%, which was below the Target Level for the NEOs for the full fiscal year. Combined payouts under the Recognition Pool, the Extreme Incentive Plan, and the Zebra Bonus (discussed below) resulted in a total cash bonus payout of 82.9% of target for Mr. Meyercord, 94.4% of target for Mr. Gault, and 83.4% of target for Mr. Davies.

A GAAP to non-GAAP reconciliation for non-GAAP performance measures is attached as Exhibit B to this proxy statement.

Zebra Technologies Bonus

In addition to the above bonus payouts, in fiscal 2017, our Compensation Committee also awarded discretionary bonuses to certain employees, including our NEOs, in connection with the successful acquisition of the Zebra Technologies WLAN business (the “Zebra Bonus”). The amounts of the Zebra Bonus are set forth below and in the Summary Compensation Table under the column “Bonus”. The Compensation Committee also created a second bonus pool related to the acquisition of the Zebra WLAN business, but none of the NEOs were awarded any payouts under this second bonus pool. The payments made to the NEOs under the Zebra Bonus are set forth below:

NEO	Zebra Bonus
Edward Meyercord	$108,000
Robert Gault	$51,750
Drew Davies	$5,250

Long-Term Equity Incentive Compensation

We provide equity awards under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) to our NEOs in order to promote the achievement of longer-term financial and strategic objectives, to encourage employee retention and to align the interests of our officers and of our stockholders. As appropriate, these awards may include both time-based equity awards, which are tied to retention of the executive with the Company, and performance-based equity awards, which in fiscal 2017 were tied to Company performance in meeting certain objectives with respect to its share price. In fiscal 2017, the Company awarded time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”). In addition, certain PSUs awarded under the 2013 Plan to our NEOs in previous years became earned in fiscal 2017. From time to time, the Company may also award stock options or performance stock options (“PSOs”), but our practice has been not to award options or PSOs since May 2015.

Our RSUs generally vest over three years, subject to continued service to the Company. We believe that they are an effective retention and compensatory tool because they retain value even during a challenging economic environment, while still providing an incentive to enhance stockholder value since they become more valuable when the market price of our stock increases. Our PSUs represent the right to receive a certain number of shares of the Company’s common stock based upon the Company’s attainment of performance measures related to its stock price, as described below, and may also be subject to a time-vesting schedule.

New Hire Awards

Generally, we grant equity awards to our new employees, including our NEOs, in connection with the commencement of their employment to induce them to join us and to tie their long-term compensation to future increases in our stock price. The type of grants, the aggregate amounts, and the vesting terms of the new-hire grants to NEOs are determined by our Chief Executive Officer and the Chairman of the Compensation Committee with the NEOs, and reviewed and approved by our Compensation Committee in consideration of such NEOs ability to influence Company performance and such NEOs prior experience. Our new hire awards typically are larger than the annual awards made to executives during their continued period of employment. We did not grant any new hire awards in fiscal 2017, as each of our NEOs were hired prior to the beginning of fiscal 2017.

Annual Awards

We also make annual grants to our NEOs, with the goal of more closely aligning the interests of management and our stockholders by providing continued incentives to our NEOs in order to retain strong executives and improve corporate performance. Awards to NEOs other than the Chief Executive Officer, including both the size and type of the award, are recommended to the Compensation Committee, by our Chief Executive Officer. Compensia provides peer group data and analysis in connection with this annual review and advises the Compensation Committee in connection with its review. Compensia also advises the Compensation Committee on the size and type of the award to be granted to our Chief Executive Officer.

In August 2016, the Compensation Committee approved grants of RSUs and PSUs for Messrs. Meyercord and Gault. As Mr. Davies had received an award of RSUs and PSUs in connection with the commencement of his employment in June 2016, he was not provided an annual grant in August 2016. The RSUs awarded to Messrs. Meyercord and Gault vest over three years, with 1/3rd of the RSUs vesting on the first anniversary of the grant date and 1/12th of the RSUs vesting on each quarterly anniversary thereafter, subject to the executive’s continued service to the Company. The PSUs granted to Messrs. Meyercord and Gault represented the right to receive one share of our common stock to the extent earned. Such PSUs became earned based upon the achievement of 30 consecutive trading days after January 1, 2017 on which the closing trading price of our common stock equaled or exceeded $5.00 per share, representing an increase of approximately 25.3% over the closing trading price of $3.99 of our common stock on the day prior to the date of grant, August 15, 2017. When these PSUs were earned, they began vesting in accordance with the time-based vesting schedule applicable to the RSUs granted on the same day, and any units that would have already been vested in accordance with the time-based vesting schedule would have vested immediately when the PSUs were earned. If the PSUs were not earned by August 15, 2019, they would have automatically forfeited. The performance targets for these PSUs were met in February 2017.

Mr. Davies’ new hire RSU and PSU grants vested on the same terms as the other NEOs’ August 2016 grants, except that the vesting commencement date was June 1, 2016 and the price target could be met any time following the grant date and prior to June 1, 2019. The performance targets for these PSUs were met in February 2017.

In February 2017, the Compensation Committee approved a grant of RSUs to Mr. Gault, in consideration and as compensation for his increased level of responsibility when he took over management of the services group in April 2015. These RSUs vest as to 1/3rd of RSUs on February 15, 2018 and as to 1/12th of the RSUs on each quarterly anniversary thereafter, subject to Mr. Gault’s continued service to the Company.

As discussed above, and after considering over multiple meetings, in May 2017, the Compensation Committee approved grants of PSUs to each of our NEOs. The Compensation Committee determined to make these grants in May 2017 to provide the executives with a multi-year, long term performance based incentive that would provide rewards for exceptional performance. This May grant was intended as a one-time grant and the Company does not anticipate making similar grants outside of the annual equity grant cycle in the future, absent unusual circumstances. One-half of the PSUs are earned based on the Company’s stock price appreciation (the “Stock Price PSUs”), and one-half of the PSUs are earned based on the Company’s total stockholder return relative to the S&P Small Cap 600 Capped Information Technology Index (the “TSR PSUs”).

The Stock Price PSUs represent the right to receive a number of shares of common stock up to 1 and 1/3rd of the target number of Stock Price PSUs. They are earned and vest as follows based on the average adjusted closing stock price of the Company’s common stock for the 90 days ending as of May 4, 2020, subject to the NEO’s continued service through the certification of performance:

Average adjusted closing stock price	Shares earned
at least $8.96 but less than $11.63	1/3rd
at least $11.63 but less than $13.15	2/3rds
at least $13.15 but less than $16.56	100%
$16.56 or more	1 and 1/3rd

No PSUs are earned if such average adjusted closing stock price is less than $8.96.

The TSR PSUs represent the right to receive a number of shares of common stock up to 130% of the target number of TSR PSUs. They are earned and vest as follows based on the positive percentage point difference between the Company’s total stockholder return and the total stockholder return for the S&P Small Cap 600 Capped Information Technology Index over the performance period from May 4, 2017 to May 4, 2020, subject to the NEO’s continued service through the certification of performance:

Level	Percentage point difference between Company TSR and index TSR	Shares earned
Threshold	0%	0%
Target	+ 25%	100%
Maximum	+ 35%	130%

Total stockholder return is calculated based on the 90-day average stock price at the beginning and end of the performance period. Linear interpolation is generally used to determine the number of shares earned for achievement between threshold and target levels and between target and maximum levels. However, if the Company’s total stockholder return over the performance period is negative, the number of shares earned will be capped at 100% of the target number of TSR PSUs.

The following table sets forth information on the grants of equity awards made to Messrs. Meyercord, Davies and Gault in fiscal 2017:

Executive	Equity Award Grant Date	Number of Shares Subject to RSU Grant	Number of Shares Subject to PSU Grant
Edward B. Meyercord	August 15, 2016	260,000
	August 15, 2016		260,000
	May 8, 2017		550,000

Benjamin Davies	May 8, 2017		160,000

Robert Gault	August 15, 2016	80,000
	August 15, 2016		80,000
	February 8, 2017	100,000
	May 8, 2017		180,000

Equity Awards Earned in Fiscal 2017

In February 2017 our common stock closed for the 30th consecutive day with a closing trading price above $5.00, and the PSUs granted to Messrs. Meyercord and Gault in August 2016 and the new hire PSUs granted to Mr. Davies in June 2016 were earned and became eligible to vest in accordance with the applicable time-based vesting schedule.

In connection with his hire in 2015, we granted to Mr. Meyercord a performance-based option that is earned with respect to a third of the shares underlying the option if the Company’s common stock for at least 30 consecutive days at the following levels: (i) at least $3.50; (ii) at least $4.50; and (iii) at least $5.50. Mr. Meyercord’s option was previously earned as to the first target level, and on January 20, 2017 and March 16, 2017, respectively, Mr. Meyercord’s option was earned as to the remaining target levels. The earned shares vest with respect to 1/24th of the total number of shares monthly following the date they are earned, subject to Mr. Meyercord’s continued service with the Company.

Review of Available Shares

We monitor the number of shares that we utilize for all of our equity compensation programs, including new hire grants, promotional grants and annual grants, in order to prudently manage compensation expense and potential dilution of stockholder ownership. For more information on our 2013 Plan and our share usage under the 2013 Plan, see Proposal Number 6.

Change in Control and Severance Arrangements

Each of our NEOs is employed at-will. However, from time to time, we implement plans or enter into agreements that would provide benefits payable to certain employees, including the NEOs, in connection with qualifying terminations of their employment or a change in control. These benefits assist us in our recruiting efforts and are competitive compared to our peer group. Additionally, without change in control benefits, NEOs may be distracted by the transaction process or may terminate their employment prior to the closing of the change in control, particularly if they do not wish to remain with, or believe they will not be retained by, the remaining entity after the transaction closes. Such departures could jeopardize the consummation of a potential transaction or our interests should the transaction not close. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value and align the NEOs’ interest with those of our stockholders.

Our agreements with NEOs and our Executive Change in Control Severance Plan are described under “Summary of Employment and Other Agreements” below. The potential payments that each NEO would have received if a change in control or termination of employment had occurred on June 30, 2017 are set forth under “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

Perquisites.    Generally, the Company does not provide perquisites or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes.

During fiscal 2017, the Company paid for spousal travel expenses for Messrs. Meyercord and Gault, in connection with an annual award trip to recognize top sales performers, where spouses were invited for all participants. Since we do not maintain an office near Mr. Meyercord’s residence, we paid for annual dues at a local business club, to provide him access to a suitable facility to meet with customers, vendors, employees, applicants and other business partners.

Other Personal Benefits.    We do not provide a fixed vacation allowance for NEOs and other senior level employees, as they may be required to travel extensively and are required to be available to us even while vacationing. We provide our NEOs who joined the Company before May 4, 2016 with a special benefit in the event of their death or disability which includes a cash payment and full vesting of any outstanding time-based equity awards. See “Summary of Employment and Other Agreements” for more information on this death and disability benefit. We provided our NEOs in fiscal 2017 (other than Mr. Davies) with an executive disability insurance top-up program, which provides additional disability benefits to such NEO in addition to the Company’s basic long-term disability plan. This additional benefit is intended to make sure that the income provided to an NEO in the event of their disability is representative of their pre-disability earnings at the same percentage as other employees. We do not provide a defined benefit retirement pension plan, deferred compensation plan, or the use of company vehicles to our NEOs.

We provide other customary benefits to our NEOs that we provide to all of our full-time U.S. based employees. Those benefits include: medical, dental, vision and prescription drug insurance coverage; flexible spending contribution plan; disability insurance; life insurance; business travel insurance; 401(k) savings plan with employer match up to a predetermined percentage; educational assistance; employee assistance program; employee stock purchase plan (ESPP); and paid holidays.

All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our compensation committee.

See the Summary Compensation Table for more information on the benefits described above.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to certain of our NEOs holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of these officers and does not qualify for an exception under the statute or regulations. Options and PSUs granted under our 2013 Plan may qualify for an exemption from these restrictions, provided that they are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and meet other requirement of the tax rules. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that certain types of equity granted to our NEOs will be approved by the Compensation Committee. Other components of our executive compensation program may not qualify for exemptions from Section 162(m). The Compensation Committee expects to continue evaluating the advisability of qualifying our executive compensation for deductibility. The Compensation Committee’s policy is to consider deductibility of executive compensation under applicable tax laws, but the Compensation Committee retains the discretion to award compensation that will not be deductible when it determines appropriate in light of the Company’s compensation goals and objectives and the Company’s tax position with respect to net operating loss carry forwards.

Compensation Risk Evaluation

The Compensation Committee has reviewed compensation-related risks and does not believe the Company’s compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

The base salary and cash bonus components of the compensation program are designed to provide income independent of the Company’s stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics.

•

The cash bonus and equity components of compensation are designed to reward both short- and long-term company performance, which discourages employees from taking actions that focus solely on the short-term success of the Company.

•

Because operating income performance was used for determining cash bonus payments in FY17, executives and other employees were encouraged to take a balanced approach that focuses on generating corporate revenue while taking into account operating expenses.

•	The Company’s operating income performance target is applicable to executives and employees (other than most sales employees) alike, regardless of functional group.

•	The Company caps the performance-based incentives (cash bonus and PSU/MSUs) for the executives (at 150% and 133% respectively, of target), which discourages excessive risk taking.

•

The Company caps the cash incentive award for the Sales Commission Plan at 200% which provides substantial incentive for the sales force to meet and exceed their objectives. However, senior executives, including Mr. Gault, do not participate in the Sales Commission Plan and are thus limited to the Extreme Incentive Plan payouts so they are incentivized to balance both revenue and profitability, which discourages excessive risk taking by our executives. We have internal controls and oversight on plan payouts and exceptions.

•

As part of the Company’s Insider Trading Policy, the Company prohibits hedging, speculative transactions and pledging transactions involving its stock so executives and other employees of the Company cannot insulate themselves from the effects of poor stock price performance.

•	Executives and other employees are entitled to reasonable severance benefits that are in line with benefits provided by other public companies.

•	The Company has adopted a claw-back policy that under certain circumstances allows it to recover incentive based compensation paid to current and former executives.

Hedging and Pledging

Under our insider trading policy, we prohibit certain employees deemed to be insiders under the policy, including all executive officers and directors from hedging the economic risk of ownership of our stock. In addition, employees and directors may not hold our stock in a margin account, or pledge our stock securities as collateral.

Recoupment Policy or Claw-Back Policy

The Compensation Committee has adopted the Extreme Networks, Inc. Recoupment Policy that applies to all of our current and former executive officers within the meaning of the Securities Exchange Act. Under this policy, in the event of a restatement of financial results (other than a voluntary restatement due to a change in applicable accounting rules or interpretations) due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws due to fraud during the one-year period following the date of the first public issuance or filing with the SEC (whichever first occurs), the Compensation Committee will have the right to use reasonable efforts to recover any incentive-based compensation in excess of the amount of such incentive based compensation that would have been earned and paid to the executive officer under the restated financial results. “Incentive based compensation” includes (a) cash-based and share-based compensation earned or paid after October 1, 2013, the earning or vesting of which was based on the attainment of a financial measure affected by the restatement of financial results and (b) any profits realized from the sale of securities of the Company during the recovery period.

The Compensation Committee will have the discretion to determine the manner in which a clawback or recovery of excess incentive based compensation will be effected, for example, by reducing the future payment of excess incentive based compensation earned on the basis of an erroneous financial measure but not yet paid or by reducing payment of other future compensation to offset excess incentive-based compensation previously paid. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Summary Compensation Table

The following table sets forth information for fiscal 2017, 2016 and 2015 concerning the compensation of our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)(5)	Total ($)
Edward B. Meyercord	2017	600,000	108,000	6,298,400	0	488,520	4,478	7,499,398
President, Chief Executive Officer and Director	2016	600,000	125,000	0	0	489,600	20,873	1,235,473
	2015	120,768	0	1,129,500	719,867	0	3,819	2,098,954

Benjamin Drew Davies(1)	2017	350,000	61,247	1,296,600	0	142,485	4,391	1,854,723
Executive Vice President and Chief Financial Officer	2016	29,167	0	663,000	0	3,500	183	695,850

Robert Gault	2017	345,000	91,750	2,583,200		234,038	2,829	3,256,817
Executive Vice President, Sales, Service and Channels	2016	345,000	0	399,200	0	234,600	13,399	992,199
	2015	160,048	50,000	200,800	102,620	158,245	10,831	682,544

(1)	Mr. Davies commenced employment as our Chief Financial Officer on June 1, 2016.

(2)	Amounts for 2017 include the following: (i) for each of our NEOs, the Zebra Bonus (Mr. Meyercord: $108,000; Mr. Davies: $5,250, Mr. Gault, $51,750); (ii) for Messrs. Davies and Gault, payments under the Recognition Pool (Mr. Davies: $27,398; Mr. Gault: $40,000); and (iii) for Mr. Davies, a bonus in the amount of $28,599 to reimburse him for a repayment obligation to his prior employer, which amount includes a tax gross up.
(3)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not reflect whether our NEOs actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 7 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2017. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The PSUs awarded in fiscal year 2017 are subject to stock price and relative total stockholder return performance goals which are market conditions. As such, the grant date fair value of the PSUs granted in fiscal 2017 were determined as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of meeting the performance objectives established for the award, including the expected volatility of our stock price and other assumptions appropriate for determining fair value; as such, their maximum grant date fair value is the same as their target grant date fair value, which is reflected in this column. See “Compensation Discussion and Analysis” above for more details about the PSUs.
(4)	Amounts in this column represent payments made to the relevant NEO under the Company’s fiscal year 2017 Extreme Incentive Plan.
(5)	All Other Compensation for all NEOs for fiscal 2017 consisted of matching 401K contributions by the Company.

Summary of Employment and Other Agreements

Agreements with our President and Chief Executive Officer

In April 2015, we entered into an offer letter of employment with Mr. Meyercord for service as our President and Chief Executive Officer, which we amended and restated on August 31, 2016 after consultation with Compensia to align Mr. Meyercord’s compensation to market. Pursuant to the offer letter, Mr. Meyercord is to receive an annual salary of $600,000, and is eligible to participate in our standard employee benefits plans, including, commencing in fiscal 2016, our Extreme Incentive Plan with an annual target equal to 120 percent of his annual base salary. Mr. Meyercord’s salary and bonus may be increased in the ordinary course of business in connection with the Compensation Committee’s annual review of our NEOs’ compensation. Mr. Meyercord’s salary was increased to $625,000 and his bonus target was increased to 130 percent of base salary for fiscal year 2018.

Pursuant to the terms of Mr. Meyercord’s offer letter, Mr. Meyercord is entitled to receive certain severance benefits in the event of a termination of his employment in certain situations. The receipt of these severance benefits is subject to Mr. Meyercord’s timely execution and delivery of a general release of claims in the prescribed form.

In the event of a termination other than for Cause or with Good Reason (each, as defined in the offer letter) and which is not in connection with a change in control of the Company, Mr. Meyercord is entitled to receive a severance payment equal to 12 months of his then base salary, together with a pro-rated portion of his annual cash bonus at the established target, provided that the Board-approved Company performance targets were achieved in the quarter immediately preceding the termination. In addition, the vesting of any then outstanding equity awards, excluding Mr. Meyercord’s initial grant of performance options to the extent unearned or other performance awards unless otherwise set forth in the applicable grant agreement, will be accelerated by 12 months, and the Company will pay his premiums for COBRA coverage for a period of up to 12 months.

Mr. Meyercord is also a participant in our Executive Change in Control Severance Plan, which provides for certain severance benefits in the event of the termination of his employment other than for Cause or with Good

Reason within a Change in Control Period (as defined below), as described below, and supersedes the change in control severance provisions in his offer letter, provided that the treatment of Mr. Meyercord’s equity awards will be governed by the terms of his offer letter to the extent such treatment is more favorable. With respect to Mr. Meyercord’s equity awards, under his offer letter, in the event Mr. Meyercord is terminated other than for Cause or with Good Reason within a Change in Control Period, he will be eligible to receive the full acceleration of vesting of all then outstanding equity awards, including shares subject to Mr. Meyercord’s initial grant of performance options that have satisfied their performance targets, excluding unearned shares subject to performance awards where the performance targets have not yet been satisfied, unless otherwise set forth in the applicable grant agreement.

In the event of his death or permanent disability, Mr. Meyercord or his heirs will be entitled to receive (in addition to any other benefits to which they are entitled): (i) cash severance, either in connection with or not in connection with a change in control, as applicable, as if Mr. Meyercord had been terminated as of the date of his death or disability ; (ii) the acceleration of vesting of all then outstanding equity awards, including shares subject to Mr. Meyercord’s initial grant of performance options that have satisfied their performance targets, but excluding unearned shares subject to performance awards where the performance targets have not yet been satisfied, unless otherwise set forth in the applicable grant agreement; and (iii) the acceleration of vesting of a certain number of shares under any MSU granted to the Mr. Meyercord prior to the event. As of the date of this Proxy Statement, Mr. Meyercord has not been awarded any MSUs.

The calculation of potential payments to Mr. Meyercord upon termination other than for cause or upon change in control is provided in the table under the heading “Estimated Payments upon Termination Without Cause or Upon Change in Control.”

Agreements with other NEOs

Extreme entered into employment offer letters with the NEOs (other than our CEO) setting forth their initial salary and target bonus opportunity and entitling them to benefits and, subject to Board approval, certain initial equity awards. In addition, the NEOs are entitled to certain change in control benefits, death and disability severance benefits and general severance benefits as described below. Pursuant to the offer letter with Mr. Davies, we provided for a sign-on reimbursement for up to $50,000 of the repayment of his sign-on bonus with his previous employer. Mr. Davies was obligated to repay the reimbursement in the event he terminated voluntarily prior to June 1, 2017. This reimbursement was paid in the amount of $28,599 in fiscal 2017, as shown in the Summary Compensation Table above under the column “Bonus”.

Executive Change in Control Plan

On February 8, 2006, the independent members of our Board, upon the recommendation of the Compensation Committee, approved the terms of an Executive Change in Control Severance Plan in order to ensure retention of key personnel and continuity of the business in the event of a change in control of the Company, which was most recently amended effective as of November 1, 2016. We refer to this plan, as amended and restated, as the “CiC Plan.”

For purposes of the benefits available under the CiC Plan, the executive death and disability benefits, the Executive Severance Policy and the Company’s equity awards, each as discussed below, a Change in Control is deemed to occur upon any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

•

the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

•

the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

•

a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the CiC Plan); provided, however, that to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Code would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

The receipt of severance benefits under the CiC Plan is subject to the participant’s execution and delivery of a general release of claims in the prescribed form.

Cash Compensation and Benefits

Under the CiC Plan, severance benefits, health insurance and outplacement services are provided to a CiC Plan participant if the participant is terminated without Cause or resigns for Good Reason (each as defined in the CiC Plan), during the period commencing three months prior to a Change in Control and ending 12 months after a Change in Control (the “Change in Control Period”). The amount of severance compensation that would be provided to a participant is equal to that participant’s then current base salary for a designated period, as well as a percentage of the participant’s cash bonus at target. Under the CiC Plan, our CEO and our executive vice presidents are eligible to receive 24 months and 13 months of base salary, respectively. Under the CiC Plan, our CEO and our executive vice presidents are eligible to receive 200% and 100% of target bonus, respectively. In addition, the Company will provide to the participant and his or her dependents two months of substantially similar health insurance benefits and at the same premium cost to the participant as in effect on the date of termination. The Company will also make available outplacement support for a period of one month.

Equity Awards

The CiC Plan provides that, unless otherwise determined by the Compensation Committee at the time of grant, the vesting, exercisability and settlement of equity awards held by participants that are scheduled to vest solely based on continued service and are not assumed or otherwise continued by an acquirer, shall be accelerated by crediting the participant with additional service immediately prior to (and contingent upon) the Change in Control. The number of months of service that will be credited is 24 months for Mr. Meyercord and 13 months for executive vice presidents.

In the event the acquirer assumes or otherwise continues a participant’s equity awards and the participant’s employment is terminated without Cause or the participant resigns for Good Reason during the Change in Control Period, each of the participant’s outstanding equity awards that, as of immediately prior to the participant’s separation from service, were scheduled to vest based solely upon the participant’s continued services shall be accelerated in full as of the date of the participant’s separation from service. The treatment of such awards will otherwise be determined in accordance with the applicable award agreement. The terms of our NEOs’ PSUs are described in further detail below.

Section 280G of the Code

In the event that any payment or benefit received or to be received by a participant under the CiC Plan or otherwise would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payments as an excess parachute payment under Section 280G of the Code, the amount of such payments shall be reduced to that the amount which produces the greatest after-tax benefit to the participant. The CiC Plan does not provide for payment of any applicable excise tax by us or other “gross-up” payments to offset the impact of any applicable excise tax.

The estimated potential amounts payable to our NEOs are provided in the table under the heading “Estimated Payments Upon Termination Without Cause or Related to a Change in Control” below.

Executive Death and Disability Benefits

On February 10, 2015, the Compensation Committee approved a policy providing for a death and disability benefit for the Company’s executives, including our NEOs who were employees of the Company at such time. The Compensation Committee subsequently determined to discontinue this benefit for executives hired after May 4, 2016. Mr. Gault is entitled to this benefit; Mr. Davies commenced employment after the benefit was discontinued, and Mr. Meyercord’s death and disability benefit is as set forth in his offer letter described above. This policy provides that, in the event of an executive’s death or permanent disability (“Event”), the executive or his or her estate will receive (in addition to any other benefits to which they are entitled): (i) a cash severance payment of 6.5 months of base salary or, should the Event occur during a Change in Control Period, 13 months of salary plus 100% of the executive’s target bonus; (ii) the acceleration of vesting of outstanding time-based unvested equity awards; and (iii) the acceleration of vesting of a certain number of MSU shares granted to the NEO prior to the Event. In fiscal 2017, none of our NEOs held MSUs.

Executive Severance Policy

On February 11, 2014, the Compensation Committee adopted resolutions to provide the Company’s executives (except for Mr. Meyercord who has the severance benefits under his offer letter described above) with certain severance benefits upon a termination of their employment for convenience and other than in connection with a Change in Control of the Company, consisting of severance pay based upon base salary and continuation of certain benefits. On May 4, 2016, the Compensation Committee approved amendments to the executive severance policy, reducing the severance payment to 6.5 months base salary for employment terminations occurring after June 30, 2016. In addition to the severance payment, the Company currently provides: (i) provision of two months (or up to 6 months for Mr. Gault pursuant to his offer letter) of substantially similar health insurance benefits and at the same premium cost to the participant as in effect on the date of termination; and (ii) one month of outplacement services. The Company conditions the receipt of the severance benefits described above on the executive’s execution and delivery of a general release of claims in the prescribed form.

Equity Awards

The terms of certain equity awards made to NEOs may include provisions regarding acceleration of vesting, exercisability and settlement in the event of a Change in Control. The time-based equity awards and certain performance-based awards are subject to the acceleration as described under the various arrangements above.

May PSUs

With respect to the May PSU, in accordance with their award agreement, in the event of a Change in Control that occurs following the end of the performance period, the number of earned units will be certified by the Compensation Committee and settled prior to the effective time, to the extent the Compensation Committee has not already certified performance and settlement. In the event of a Change in Control that occurs prior to the end of the performance period, the performance period will be shortened to the day immediately preceding the Change in Control and the number of earned units will be determined as follows:

•

for the units that are earned and vest based on the price of the stock, the ending average stock price shall be replaced with the price per share of our common stock to be paid in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of our common stock on the last trading day of the shortened performance period) (the “Transaction Price”); and

•

for the units that are earned and vest based the Company’s relative total stockholder return, (A) the Company’s total stockholder return will be calculated by replacing that the average share closing price for the 90 calendar days ending on the last day of the shortened performance period by the Transaction Price and (B) the benchmark index total stockholder return will be determined in accordance with the award agreement, except that the average closing index value will be determined for the 90 calendar days ending on the last market trading day of the shortened performance period.

•

As of the last day of any shortened performance period (subject to the NEO’s continued service through such date), a portion of the earned shares as determined above will be accelerated, with such portion determined by multiplying the total number of earned shares by a fraction, the numerator of which equals the number of days contained in the shortened performance period and the denominator of which equals the number of days contained in the corresponding original performance period. The accelerated shares pursuant to this section will be settled immediately prior to the effective time of the Change in Control.

•

With respect to each shortened performance period, that portion of the earned shares determined that are not accelerated in accordance with the bullet immediately above will vest in equal monthly installments determined from the effective date of the Change in Control over the remainder of the corresponding original performance period, subject to the NEO’s continued service through such dates. In the event that the Participant’s terminates without Cause or resigns for Good Reason (each as defined in the CiC Plan), during the Change in Control Period then the vesting of such shares will be accelerated.

August PSUs

The performance targets were satisfied for the August PSUs during fiscal 2017, and as a result, these PSUs vest solely based on continued service. Therefore, pursuant to the terms of the CiC Plan, in the event of a Change in Control, the PSUs will accelerate with respect to a certain number of months as described above if they are not assumed or continued by the acquirer and will accelerate in full if they are assumed and the participant is terminated without Cause or resigns with Good Reason during the Change in Control Period.

Indemnity Agreements

We have entered into indemnification agreements with our NEOs and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards (cash bonuses), granted to our NEOs during fiscal 2017. For a narrative description of the various plan-based awards set forth in the following table, see the discussion above under the heading “Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Edward B. Meyercord	—	—	360,000	720,000	1,080,000
	5/8/2017	5/8/2017				91,667	275,000	(3)	366,667			1,927,750
	5/8/2017	5/8/2017				55,000	275,000	(4)	357,500			2,527,250
	8/15/2016	8/1/2016								260,000	(5)	1,040,000
	8/15/2016	8/1/2016				—	260,000	(6)	—			803,400
Benjamin Drew Davies	—	—	105,000	210,000	315,000
	5/8/2017	5/8/2017				26,667	80,000	(3)	106,667			560,800
	5/8/2017	5/8/2017				16,000	80,000	(4)	104,000			735,200
Robert Gault	—	—	172,500	345,000	517,500
	5/8/2017	5/8/2017				30,000	90,000	(3)	120,000			630,900
	5/8/2017	5/8/2017				18,000	90,000	(4)	117,000			827,100
	2/8/2017	2/8/2017								100,000	(7)	320,000
	8/15/2016	8/1/2016								80,000	(5)	630,900
	8/15/2016	8/1/2016				—	80,000	(6)	—	—		827,100

(1)	Our annual incentives usually are, and in fiscal 2017 were, based upon threshold, target and maximum payout amounts set by our Compensation Committee at the beginning of each fiscal year. Actual payout opportunities for each semi-annual bonus payment will range from a threshold of 50% of target to a maximum of 150% of target. The threshold reflects the amount that would be payable under the FY17 Extreme Incentive Plan if the minimum performance level was achieved. If the minimum performance level for payment of the threshold amount was not achieved then no bonus would have been payable under the plan. The actual amount earned by each named executive officer for fiscal 2017 is set forth in the Summary Compensation Table elsewhere in this Proxy Statement under the heading “Non-Equity Incentive Plan Compensation.”
(2)	The grant date fair value is calculated in accordance with ASC Topic 718, and excludes the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the RSUs is based on our closing stock price on the grant date. The grant date fair value of the PSUs, which are subject to stock price and relative total stockholder return performance goals, is determined using the Monte-Carlo simulation method in accordance with applicable accounting rules. For information on the assumptions used to calculate the value of the awards, refer to [Note 7] to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2017.
(3)

These are the components of the PSUs granted on May 8, 2017 that are earned and vest based on the price of the Company’s stock. The number of shares that will be issued with respect to the units varies between 1/3rd and 1 and 1/3rd of the target number of units depending on the Company’s stock price performance, and no shares will be issued if threshold performance is not achieved.

(4)	These are the component of the PSUs granted on May 8, 2017 that are earned and vest based on the Company’s relative total stockholder return performance. The number of shares that will be issued with respect to the units varies between 20% and 130% of the target number of units depending on the Company’s relative total stockholder return performance, and no shares will be issued if threshold performance is not achieved.
(5)	These RSUs vested as to 1/3 of the units on August 15, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(6)

These are PSUs, which were granted August 15, 2016 and commenced vesting on August 15, 2017 since the performance target (the Company’s stock price meeting or exceeding $5.00 for 30 consecutive trading days after January 1, 2017) was satisfied on February 14, 2017. The PSUs vested as to 1/3rd of the units on August 15, 2017 and as to 1/12 each quarter thereafter, subject to the applicable NEO’s continued service through such dates.

(7)	These RSUs vest as to 1/3 of the units on February 15, 2018 and as to 1/12 each quarter thereafter, subject to the NEO’s continued service through such dates.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding each unexercised option and all unvested stock awards held by each of our NEOs as of June 30, 2017:

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Edward B. Meyercord	15,000	—		—	3.87	4/26/2019
	325,000	575,000	(2)	—	2.51	5/8/2022
							225,000	(3)	2,074,500
							260,000	(4)	2,397,200
							260,000	(5)	2,397,200
										275,000	(6)	2,535,500
										357,500	(7)	3,296,150
Benjamin Drew Davies							66,667	(8)	614,670
							66,667	(9)	614,670
										80,000	(6)	737,600
										104,000	(7)	958,880
Robert Gault	2,084	39,584	(10)	—	2.51	5/8/2022
							26,400	(11)	243,408
							52,800	(12)	486,816
							53,333	(13)	491,730
							80,000	(4)	737,600
							80,000	(5)	737,600
							100,000	(14)
										90,000	(6)	829,800
										117,000	(7)	1,780,740

(1)	The market value of the share awards is based on the closing price of our common stock as of June 30, 2017, which was $9.22.
(2)	This performance-based stock option was based on the Company’s attainment of specific stock prices, where one-third of the shares will be earned, if at all, once the Company’s common stock has traded publicly for at least 30 consecutive trading days at a target closing price per share of at least $3.50; an additional one-third of the shares will be earned, if at all, once the Company’s common stock has traded publicly for at least 30 consecutive trading days at a target closing price per share of at least $4.50; and all remaining shares will be earned, if at all, upon the Company’s common stock trading publicly for at least 30 consecutive trading days at a target closing price per share of at least $5.50. Once the applicable stock price was achieved, the option was earned and thereafter vests over two years at 1/24th each month following the date upon which date the performance shares were earned, subject to the NEO’s continued service through such dates. The performance thresholds for all of the shares subject to the performance option have been met.
(3)	These RSUs vested as to 25% of the units on each of April 19, 2016 and April 19, 2017, and the remainder vest as to 25% on each of April 19, 2018 and April 15, 2019, subject to the NEO’s continued service through such dates.
(4)	These RSUs vested as to 1/3 of the units on August 15, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(5)	Because the performance goal for these PSUs has been achieved, these PSUs vested as to 1/3 of the units on August 15, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(6)	This component of the PSUs granted in May 2017 are earned and vest based on the price of the Company’s stock. The number of shares that will be issued with respect to the units varies between 1/3rd and 1 1/3rd of the target number of units depending on the Company’s stock price performance, and no shares will be issued if threshold performance is not achieved. Amounts in the table represent the target units that may be earned as the Company’s performance through the end of fiscal year 2017 would have resulted in payouts at above threshold.
(7)	This component of the PSUs granted in May 2017 are earned and vest based on the Company’s relative total stockholder return performance. The number of shares that will be issued with respect to the units varies between 20% and 130% of the target number of units depending on the Company’s relative total stockholder return performance, and no shares will be issued if threshold performance is not achieved. Amounts in the table represent the maximum units that may be earned as the Company’s performance through the end of fiscal year 2017 would have resulted in payouts at above target.

(8)	These RSUs vested as to 1/3 of the units on June 1, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(9)	Because the performance goal for these PSUs has been achieved, these PSUs vested as to 1/3 of the units on June 1, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(10)	This stock option vested as to 25 percent of the option shares on December 15, 2015 and thereafter vests monthly for 36 months, subject to the NEO’s continued service through such dates. It will be fully vested on December 15, 2018.
(11)	These RSUs vested as to 1/3 of the units on each of December 15, 2015 and December 15, 2016, and the remaining 1/3 vests on December 15, 2017, subject to the NEO’s continued service through such dates.
(12)	These RSUs vested as to 1/3 of the units on each of August 15, 2016 and August 15, 2017 and the remaining 1/3 vests on August 15, 2018, subject to the NEO’s continued service through such dates.
(13)	These PSUs commenced vesting in December 2015 when the performance target (the Company’s stock price meeting or exceeding $3.95 for 30 consecutive trading days) was satisfied and 1/3 of the PSUs vested. 1/3 of the PSUs will vest on August 15, 2017 and 1/3 of the PSUs will vest on August 15, 2018, subject to the NEO’s continued service through such dates.
(14)	These RSUs vest as to 1/3 of the units on February 15, 2018 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning vesting of common stock awards (either RSUs or PSUs) held by our NEOs during the fiscal year ended June 30, 2017. No options were exercised by our NEOs during fiscal 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Edward B. Meyercord	112,500	833,625
Robert Gault	53,600	243,440
Benjamin Drew Davies	66,666	665,993

(1)	Represents the amount realized based on the market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our NEOs that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our NEOs that provides for the deferral of compensation on a basis that is not tax-qualified.

Estimated Payments Upon Termination Without Cause or Upon Change in Control

We have entered into agreements and maintain certain plans and policies that entitle our NEOs to certain benefits in the event of (i) a termination of employment of an NEO other than for Cause and not resulting from a Change in Control of the Company; (ii) a termination of employment of an NEO resulting from the death or disability of an NEO; (iii) upon a Change in Control; or (iv) a termination of employment of an NEO by the Company other than for Cause or by the NEO for Good Reason in connection with a Change in Control of the Company.

These agreements, plans and policies, including the circumstances that would trigger payments or the provision of other benefits, and material conditions and obligations applicable to the recipient of payments and benefits, are described in “Summary of Employment and Other Agreements” elsewhere in this “Executive Compensation” section.

The following table describes the potential payments that we would have been required to make to our NEOs upon: (i) a termination of employment of the NEO other than for Cause outside a Change in Control Period (which is the period of time commencing 3 months prior a Change in Control and ending 12 months after a Change in Control); (ii) upon a Change in Control; (iii) a termination of employment of the NEO by the Company other than for Cause or by the NEO for Good Reason during a Change in Control Period; and (iv) a termination of employment of the NEO resulting from the death or disability of such NEO (both during and outside of a Change in Control Period); in each case, assuming such qualifying event(s) took place on June 30, 2017, under the assumptions set forth in the footnotes to the table. The amounts listed below do not include the payment of accrued salary or paid time off that would be due upon termination of employment, are not adjusted for any applicable tax withholding, and do not include portions of bonuses that may be payable on a pro-rated basis based on the amount earned as of the time of the termination of employment.

Name	Potential Payments upon Termination Other than for Cause Outside of a Change in Control Period($)(1)		Potential Payments Following Change in Control ($)(2)		Potential Payments Upon Termination Other Than for Cause or a Resignation for Good Reason During Change in Control Period($)(3)		Potential Payments upon Termination as a Result of Death or Permanent Disability outside of a Change in Control Period($)(4)		Potential Payments Upon Termination as a Result of Death or Permanent Disability During Change in Control Period($)(5)
Edward B. Meyercord
Salary	600,000	(6)	—		1,200,000	(7)	600,000	(6)	1,200,000	(7)
Bonus	720,000	(8)	—		1,440,000	(9)	—		1,440,000	(9)
Equity award vesting acceleration	6,349,225	(10)	13,312,917	(11)	14,868,461	(12)	10,727,150	(16)	14,868,461	(12)
Health and Welfare Benefits	22,008	(13)	—		3,668	(14)	—		—
Outplacement Benefits	—		—		1,500	(15)	—		—

Benjamin Drew Davies
Salary	189,585	(6)	—		379,166	(7)	189,585	(6)	379,166	(7)
Bonus	—		—		210,000	(9)	—		210,000	(9)
Equity award vesting acceleration	—		1,113,315	(11)	2,434,080	(12)	—		1,113,315	(11)
Health and Welfare Benefits	3,668	(13)	—		3,668	(14)	—		—
Outplacement Benefits	1,500	(15)	—		1,500	(15)	—		—

Robert Gault
Salary	186,875	(6)	—		373,750	(7)	186,875	(6)	379,166	(7)
Bonus	—		—		345,000	(9)	—		345,000	(9)
Equity award vesting acceleration	—		2,719,513	(11)	5,226,119	(12)	3,870,779	(16)	5,226,119	(12)
Health and Welfare Benefits	13,555	(13)	—		4,518	(14)	—		—
Outplacement Benefits	1,500	(15)	—		1,500	(15)	—		—

(1)	Assumes termination without Cause as of June 30, 2017, and not during a Change in Control Period.
(2)	Assumes a hypothetical Change in Control as of June 30, 2017, with no termination of employment during the Change in Control Period. Also assumes that the company acquiring us in the hypothetical change in control did not assume or substitute equivalent replacements for the outstanding equity awards of the participants in the CiC Plan.
(3)	Assumes a hypothetical Change in Control as of June 30, 2017, with termination without Cause or for Good Reason during a Change in Control Period.
(4)	Assumes a termination due to death or permanent disability as of June 30, 2017, and not during a Change in Control Period.
(5)	Assumes a hypothetical Change in Control as of June 30, 2017, with a termination due to death or permanent disability during a Change in Control Period.
(6)	Represents a lump sum cash payment equal to 12 months base salary for Mr. Meyercord and 6.5 months base salary in the case of the other NEOs.
(7)	Represents a lump sum cash payment equal to 24 months base salary in the case of Mr. Meyercord and 13 months base salary in the cases of the other NEOs.
(8)	Represents Mr. Meyercord’s annual cash bonus at the established target, assuming that the Board-approved Company performance targets were achieved in the quarter immediately preceding the termination.
(9)	Represents 200% of target bonus in the case of Mr. Meyercord and 100% of target bonus in the cases of the other NEOs.
(10)	Represents an additional 12 months accelerated vesting of all time-based equity awards, including any earned performance awards that were then subject only to time-based vesting. Assumes a price per share of our common stock equal to $9.22, the closing market price on June 30, 2017 (the last business day of our last fiscal year). In the case of shares of common stock or RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, this amount represents the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on June 30, 2017) with respect to all options that would be accelerated.
(11)

Represents an additional 24 months (for Mr. Meyercord) or 13 months (for Messrs. Gault and Davies) of accelerated vesting of all equity awards then subject to solely to time-based vesting (including the earned PSUs granted in August 2016), if the acquiring entity did not assume or substitute equivalent replacements for the outstanding awards upon a Change in Control. Assumes a price per share of our common stock equal to $9.22, the closing market price on June 30, 2017 (the last business day of our last fiscal year). In the case of RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, this amount represents the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on June 30, 2017) with respect to all options that would be accelerated. Also represents with respect to the May PSUs, (i) the portion of the shares that are earned with respect to the shortened performance period (the “Earned Shares”) and vest on a Change in Control, with such portion determined by multiplying the total number of earned shares by a fraction, the numerator of which equals the number of days contained in the shortened performance period and the denominator of which equals the number of days contained in the corresponding original performance period and (ii) an additional 24 months (for Mr. Meyercord) or 13 months (for Messrs. Gault and Davies) of accelerated vesting for those Earned Shares not subject to acceleration under (i) if the acquiring entity did not assume or substitute equivalent replacements for the outstanding awards upon a Change in Control.
(12)	Represents 100% accelerated vesting of all equity awards then subject to solely to time-based vesting (including the earned August PSUs). Assumes a price per share of our common stock equal to $9.22, the closing market price on June 30, 2017 (the last business day of our last fiscal year). In the RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, this amount represents the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on June 30, 2017) with respect to all options that would be accelerated. Also represents, with respect to the May PSUs, the shares earned with respect to the shortened performance period that fully vest on a qualifying termination following a Change in Control in accordance with the terms of the award agreement.
(13)	Represents payment of COBRA premiums for up to 12 months for Mr. Meyercord, 6 months for Mr. Gault, and 2 months for Mr. Davies.
(14)	Represents payment of COBRA premiums for up to 2 months.
(15)	Represents Company-paid outplacement services for one month.
(16)	Represents 100% accelerated vesting of all time-based equity awards, including any earned PSUs solely subject to time-based vesting as of June 30, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation agreements and other arrangements described under the sections entitled “Executive Compensation and Other Matters” of this proxy statement and “Directors Compensation” of this proxy statement, during fiscal year 2017, there was not, nor is there currently proposed, any transaction or series of similar transactions to which the Company is or will be a party: (i) in which the amount involved exceeded or will exceed $120,000; and (ii) in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors.

In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Audit Committee has adopted a Related Person Transaction Policy. The policy generally provides that the Audit Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between the Company and any director, any nominee for director, any executive officer, any beneficial owner of more than 5% of our shares, or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the Audit Committee, including, among other things, the following transactions: (i) compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and (ii) indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us. We have various procedures in place to identify potential related person transactions including notice requirements, and the Audit Committee works with our management in reviewing and considering whether any identified transactions or relationships are covered by the policy.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans pursuant to which we issue our common stock to officers and other employees, directors and consultants. These are the 2013 Plan and the 2014 Employee Stock Purchase

Plan, which have been approved by our stockholders. The 2013 Plan was adopted by our Board in October 2013, and was approved by our stockholders in November 2013, replacing our prior equity compensation plans. The 2014 Employee Stock Purchase Plan was adopted by our Board in May 2013 and approved by our stockholders in November 2014, superseding the 1999 Employee Stock Purchase Plan.

The following table provides information as of as of June 30, 2017 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans, plus certain equity awards that the Company assumed in connection with the Company’s acquisition of Enterasys.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans not approved by security holders	1,282,691	(1)	$5.30	—
Equity compensation plans approved by security holders	8,443,258	(2)	$3.13	9,725,949	(3)
Totals	10,609,027		—	9,725,949

(1)	This amount consists of, 1,282,691 options that were outstanding under the Enterasys 2013 Stock Plan that the Company acquired in connection with the acquisition of that company in October 31, 2013. For more information on the Enterasys 2013 Stock Plan, see Note 7 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2017.
(2)	Includes 2,612,963 shares issuable upon exercise of outstanding options and 4,313,622 shares issuable upon vesting of outstanding RSUs granted and 1,837,440 maximum shares issuable of PSUs granted under the 2013 Plan.
(3)	Includes 7,628,980 shares available for future issuance under the 2013 Plan and 7,784,878 shares available for future issuance under the 2014 Employee Stock Purchase Plan.
(4)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Securities and Exchange Commission’s Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Charles P. Carinalli, Chairman

John C. Shoemaker

Edward H. Kennedy

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Extreme Networks, Inc. (the “Company”) oversees the quality of the Company’s financial statements and its financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies, and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing opinions on the Company’s annual financial statements and its internal control over financial reporting as of the end of the fiscal year. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside of the Company from whom the Audit Committee receives information and the accuracy of the financial and other information provided to the Audit Committee.

The current members of the Audit Committee are Raj Khanna, Kathleen M. Holmgren, and Edward H. Kennedy. Each member of the Audit Committee has been determined by the Board to be independent for purposes of the NASDAQ Marketplace Rules and the rules of the U.S. Securities and Exchange Commission (the “SEC”) as these rules apply to audit committee members. The Board has determined that Mr. Khanna is an “audit committee financial expert,” as defined in the rules of the SEC.

The Audit Committee has discussed and reviewed with the Company’s independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, SEC rules and other professional standards. The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committee Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence.

The Audit Committee discussed with the Company’s independent auditor the overall scope and plans for the audit. The Audit Committee meets with the Company’s independent auditors, with and without the Company’s management present, to discuss the results of their audit of the Company’s financial statements and its internal control over financial reporting as of the end of the fiscal year, the Company’s internal audits, and the overall quality of the Company’s financial reporting. Additionally, the Audit Committee has discussed and reviewed with the Company’s management the audited financial statements and management’s report on internal control over financial reporting as of the end of the fiscal year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, for filing with the SEC. The Audit Committee and the Board have also recommended ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018.

AUDIT COMMITTEE

Raj Khanna, Chairman

Edward H. Kennedy

Kathleen M. Holmgren

The foregoing Audit Committee Report shall not be deemed to be filed or incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 Annual Meeting, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than May 28, 2018. Stockholder proposals not intended to be included in our proxy materials may be brought before an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC and under our bylaws. Under our bylaws, in order for a stockholder proposal to be properly brought before the 2018 Annual Meeting, the proposal must be timely and be received at our principal executive offices, addressed to the Corporate Secretary, not earlier than July 12, 2018 and not later than August 11, 2018, which, respectively, are 120 days and 90 days prior to the one-year anniversary of the 2017 Annual Meeting. In the event that the date of the 2018 Annual Meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Under our bylaws, in order for a stockholder director nomination to be properly brought before the 2018 Annual Meeting, the nomination must be timely and be received at our principal executive offices, addressed to the Corporate Secretary, not earlier than June 12, 2018 and not later than July 12, 2018, which, respectively, are 150 days and 120 days prior to the one-year anniversary of the 2017 Annual Meeting. In the event that the date of the 2018 Annual Meeting is more than 30 days earlier or later than such anniversary date, the nomination by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made. Stockholder proposals should be sent to our Corporate Secretary at the Company’s corporate headquarters.

If a stockholder proposal is brought before the 2017 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, in several circumstances, including if we provide information in the proxy statement for the meeting (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, we know of no business that will be conducted at the 2017 Annual Meeting, other than as described in this Proxy Statement. If any other matter is properly brought before the 2017 Annual Meeting, or any adjournment or postponement of the 2017 Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in their discretion.

DELIVERY TO STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Extreme Networks stock, but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials or a single notice as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at our corporate headquarters, or call our Investor Relations firm, The Piacente Group, Inc. at (212) 481-2050, and we will promptly send you what you have requested. If you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations firm at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about us by one of the following methods:

1. Our home page on the Internet, located at http://www.ExtremeNetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC.

2. To have information such as our latest quarterly earnings release, 2017 Annual Report, or Quarterly Report on Form 10-Q mailed to you without charge, please contact our Investor Relations firm, The Piacente Group, Inc. at (212) 481-2050.

For other questions that you wish to direct via telephone, you may contact our Investor Relations firm, The Piacente Group, Inc. at (212) 481-2050.

Should you wish to send correspondence, you may send it to (1) our Investor Relations department or our Corporate Secretary, or (2) if you wish for your correspondence to directly reach our Board, you may send it to our Chairman of the Board, who has been selected by our independent directors to receive, distribute and arrange responses for communications from our stockholders to our Board.

Any correspondence should be sent to our Company headquarters at:

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, California 95119

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://investor.extremenetworks.com.

BY ORDER OF THE BOARD OF DIRECTORS

Katayoun (“Katy”) Motiey

Executive Vice President,

Chief Administrative Officer—HR, General Counsel & Corporate Secretary

Exhibit A

Amended Equity Plan

EXTREME NETWORKS, INC.

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Extreme Networks, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”) is hereby established effective as of November 9, 2017, the date of its approval by the stockholders of the Company (the “Effective Date”). This Plan amends and restates in its entirety that certain 2013 Equity Incentive Plan that was originally established effective as of November 20, 2013 (the “Original Effective Date”) and amended and restated as of November 18, 2016.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h) “Change in Control” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(ee)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(k) “Company” means Extreme Networks, Inc., a Delaware corporation, and any successor corporation thereto.

(l) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m) “Covered Employee” means, at any time the Plan is subject to Section 162(m), any Employee who is or may reasonably be expected to become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date that is ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(n) “Director” means a member of the Board.

(o) “Disability” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(p) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(q) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of

Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may also determine the Fair Market Value upon the average selling price of the Stock during a specified period that is within thirty (30) days before or thirty (30) days after such date, provided that, with respect to the grant of an Option or SAR, the commitment to grant such Award based on such valuation method must be irrevocable before the beginning of the specified period. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(iii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

(t) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(u) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(v) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(w) “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(x) “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(y) “Nonemployee Director” means a Director who is not an Employee.

(z) “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(aa) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(bb) “Officer” means any person designated by the Board as an officer of the Company.

(cc) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(dd) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(ee) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ff) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(gg) “Participant” means any eligible person who has been granted one or more Awards.

(hh) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(ii) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(jj) “Performance Award” means an Award of Performance Shares or Performance Units.

(kk) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(ll) “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

(mm) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(nn) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(oo) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(pp) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(qq) “Predecessor Plan” means each of the Company’s 2005 Equity Incentive Plan, as amended, and the Enterasys Inc. 2013 Stock Plan, as amended.

(rr) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(ss) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(tt) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(uu) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(vv) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(ww) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(xx) “Section 162(m)” means Section 162(m) of the Code.

(yy) “Section 409A” means Section 409A of the Code.

(zz) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(aaa) “Securities Act” means the Securities Act of 1933, as amended.

(bbb) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(ccc) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.

(ddd) “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(eee) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(fff) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ggg) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(hhh) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied, subject to the minimum vesting conditions set forth in Section 5.3(d) below.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine whether an Award granted to a Covered Employee shall be intended to result in Performance-Based Compensation;

(d) to determine the Fair Market Value of shares of Stock or other property;

(e) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(f) to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(g) to approve one or more forms of Award Agreement;

(h) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(i) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6 Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefore of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.4.

3.7 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to twenty six million three hundred thousand (26,300,000) shares and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2 Adjustment for Unissued or Forfeited Predecessor Plan Shares. The maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased from time to time by:

(a) the 1,333,271 shares of Stock that remained available for the future grant of awards under the Company’s 2005 Equity Incentive Plan immediately prior to its termination;

(b) the number of shares of Stock subject to that portion of any option outstanding pursuant to a Predecessor Plan as of the Original Effective Date which, on or after the Original Effective Date, expires or is terminated or canceled for any reason without having been exercised or settled in full; and

(c) the number of shares of Stock underlying restricted stock units granted under a Predecessor Plan which, on or after the Original Effective Date, are forfeited, provided that for each one (1) share subject to a restricted stock unit award granted under a Predecessor Plan that is forfeited, the maximum aggregate number of shares of Stock that may be issued under the Plan in accordance with Section 4.1 shall be increased by one and five-tenths (1.5) shares; provided, however, that the aggregate number of shares of Stock authorized for issuance under the Predecessor Plans that may become authorized for issuance under the Plan pursuant to this Section 4.2 shall not exceed six million six hundred twenty-eight thousand six hundred and forty-three (6,628,643) shares.

4.3 Share Counting.

(a) Each share of Stock subject to an Award other than a Full Value Award shall be counted against the limit set forth in Section 4.1 as one (1) share. Each one (1) share of Stock subject to a Full Value Award granted pursuant to the Plan or forfeited or repurchased pursuant to Section 4.3(b) shall be counted for purposes of the limit set forth in Section 4.1 as one and five-tenths (1.5) shares (the “Full Value Award Ratio”).

(b) If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 17.2 shall not again be available for issuance under the Plan. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 17.2 shall again become available for issuance under the Plan in amount determined in accordance with the Full Value Award Ratio. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

4.4 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3 and Section 5.3(b), and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.5 Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5. ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Award Limitations.

(a) Incentive Stock Option Limitations.

(i) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed twenty six million three hundred thousand (26,300,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2, 4.3 and 4.4.

(ii) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(iii) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise the Option, shares issued pursuant to each such portion shall be separately identified.

(b) Nonemployee Director Award Limits. Subject to adjustment as provided in Section 4.4, no Nonemployee Director may be granted within any fiscal year of the Company one or more Nonemployee Director Awards for more than two hundred thousand (200,000) shares.

(c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award intended to qualify for treatment as Performance-Based Compensation:

(i) Options and SARs. Subject to adjustment as provided in Section 4.4, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than four million (4,000,000) shares.

(ii) Restricted Stock Awards and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.4, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards for more than one million (1,000,000) shares.

(iii) Performance Awards. Subject to adjustment as provided in Section 4.4, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than one million

(1,000,000) shares for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than two million dollars ($2,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

(iv) Cash-Based Awards and Other Stock-Based Awards. Subject to adjustment as provided in Section 4.4, no Employee shall be granted (1) Cash-Based Awards in any fiscal year of the Company which could result in such Employee receiving more than two million dollars ($2,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Other Stock-Based Awards in any fiscal year of the Company which could result in such Employee receiving more than one million (1,000,000) shares for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Cash-Based Award or Other Stock-Based Award for the same Performance Period.

(d) Vesting Condition Limitation. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 4.4 and 14 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 4.1 above may be granted to any one or more eligible Directors, Consultants or Employees without respect to such minimum Vesting Condition. Nothing in this Section 5.3(d) shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of Service or the consummation of a Change in Control.

6. STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code. Dividend Equivalent Rights shall not be granted with respect to Options.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of seven (7) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate seven (7) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii) Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 15 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7. STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option. Dividend Equivalent Rights shall not be granted with respect to SARs.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A of the Code.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (is) no Freestanding SAR shall be exercisable after the expiration of seven (7) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate seven (7) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8. RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions, subject to Section 5.3(d) above, based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid.

8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. RESTRICTED STOCK UNITS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting. Subject to Section 5.3(d), Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the last day of the calendar year in which the original vesting date occurred.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions, including the same Vesting Conditions, and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Performance Award intended to result in the payment of Performance-Based Compensation to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, as determined by the Committee:

(i) revenue;

(ii) sales;

(iii) expenses;

(iv) operating income;

(v) gross margin;

(vi) operating margin;

(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii) pre-tax profit;

(ix) net operating income;

(x) net income;

(xi) economic value added;

(xii) free cash flow;

(xiii) operating cash flow;

(xiv) balance of cash, cash equivalents and marketable securities;

(xv) stock price;

(xvi) earnings per share;

(xvii) return on stockholder equity;

(xviii) return on capital;

(xix) return on assets;

(xx) return on investment;

(xxi) total stockholder return;

(xxii) employee satisfaction;

(xxiii) employee retention;

(xxiv) market share;

(xxv) customer satisfaction;

(xxvi) product development;

(xxvii) research and development expenses;

(xxviii) completion of an identified special project;

(xxix) completion of a joint venture or other corporate transaction; and

(xxx) new customer acquisition.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award that is intended to result in Performance-Based Compensation.

(c) Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 16.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Subject to Section 5.3(d), shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee, and shall be subject to the same terms and conditions, including the same Performance Goals and Vesting Conditions, and shall be settled in the same manner and at the same time as the Performance Shares. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable.

Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and shall be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units.

10.7 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4 and shall be subject to the same terms and conditions, including the same Vesting Conditions, and shall be settled in the same manner and at the same time as the Other Stock-Based Awards. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards.

11.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Non-transferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12. NONEMPLOYEE DIRECTOR AWARDS.

From time to time, the Board or the Committee shall set the amount(s) and type(s) of Nonemployee Director Awards that shall be granted to all Nonemployee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as the additional amount(s) and type(s) of Nonemployee Director Awards, if any, to be awarded, also on a periodic, nondiscriminatory basis, in consideration of one or more of the following: (a) the initial election or appointment of an individual to the Board as a Nonemployee Director, (b) a Nonemployee Director’s service as Chairman or Lead Director of the Board, (c) a Nonemployee Director’s service as the chairman of a committee of the Board, and (d) a Nonemployee Director’s service other than as the chairman of a committee of the Board. The terms and conditions of each Nonemployee Director Award shall comply with the applicable provisions of the Plan. Subject to the limits set forth in Section 5.3(b) and the foregoing, the Board or the Committee shall grant Nonemployee Director Awards having such terms and conditions as it shall from time to time determine.

13. STANDARD FORMS OF AWARD AGREEMENT.

13.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.

13.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

14. CHANGE IN CONTROL.

14.1 Effect of Change in Control on Awards. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:

(a) Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b) Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

14.2 Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 16.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 14.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.

14.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 14.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 14.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charge in connection with its services contemplated by this Section.

15. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

16. COMPLIANCE WITH SECTION 409A.

16.1 Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 16 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period. Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

16.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 16.3.

16.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 16.4(a)(ii), 16.4(a)(iii) or 16.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 16.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 16.3.

16.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 16.2 or 16.3, as applicable;

(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b) Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 16.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 16.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.

(e) Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(f) Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 14.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 16.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g) Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 16.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award.

All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h) Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i) No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

17. TAX WITHHOLDING.

17.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

17.2 Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market

Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the [applicable minimum statutory withholding rates]1. The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

18. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2, 4.3 and 4.4), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

19. MISCELLANEOUS PROVISIONS.

19.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

19.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the

[1]	NTD: Given the change in the accounting treatment we can now change this to refer to the “maximum statutory withholding rate in the Participant’s applicable jurisdiction” if the Company desires this flexibility.

securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

19.3 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

19.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

19.5 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.

19.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

19.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

19.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

19.9 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

19.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

19.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

19.12 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

19.13 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

Exhibit B

Extreme Networks, Inc.

Non-GAAP Measures of Financial Performance

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles, (“GAAP”), the Company uses non-GAAP measures of certain components of financial performance. The non-GAAP measures shown in this proxy statement include non-GAAP operating income and Adjusted EBITDA. Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this proxy statement can be found in the tables below.

Non-GAAP measures presented in this proxy statement are not in accordance with or alternative measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

The Company believes these non-GAAP measures when shown in conjunction with the corresponding GAAP measures enhance investors’ and management’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value.

For its internal planning process, and as discussed further below, the Company’s management uses financial statements that do not include share-based compensation expense, acquisition and integration costs, purchase accounting adjustments, acquired inventory adjustment, amortization of intangibles, restructuring expenses and litigation expenses. The Company’s management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company’s financial results.

As described above, the Company excludes the following items from one or more of its non-GAAP measures when applicable.

Share-based compensation. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its ESPP. The Company excludes share-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing cash requirement related to operating results. The Company expects to incur share-based compensation expenses in future periods.

Acquisition and integration costs. Acquisition and integration costs consist of legal and professional fees related to the acquisition of Zebra Technologies Corporation’s wireless LAN business, as well as the fabric-based secure networking solutions and network security solutions business of Avaya, Inc. The Company excludes these expenses since they result from an event that is outside the ordinary course of continuing operations.

Purchase accounting adjustments. Purchase accounting adjustments relating to deferred revenue consists of adjustments to the carrying value of deferred revenue. The Company has recorded adjustments to the assumed deferred revenue to reflect only a fulfillment margin and thereby excluding the profit margin and revenue which would have been incurred had the Company entered into the service contract post-acquisition.

Acquired inventory adjustments. Purchase accounting adjustments relating to the mark up of acquired inventory to fair value less disposal costs.

Amortization of acquired intangibles. Amortization of acquired intangibles includes the monthly amortization expense of acquired intangible assets such as developed technology, customer relationships, trademarks and order backlog. The amortization of the developed technology intangible is recorded in product cost of goods sold, while the amortization for the other intangibles are recorded in operating expenses. The Company excludes these non-cash expenses since they result from an intangible asset and for which the period expense does not impact the operations of the business and are non-cash in nature.

Restructuring expenses. Restructuring expenses primarily consist of accrued lease costs pertaining to the estimated future obligations for non-cancelable lease payments and accelerated depreciation of leasehold improvements related to excess facilities. The Company excludes restructuring expenses since they result from events that often occur outside of the ordinary course of continuing operations.

Litigation expenses. Litigation expenses consist of legal and professional fees and expenses related to our on-going ligation matter as a result of a securities laws class action lawsuit.

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Non-GAAP Operating Income (in thousands)	Six Months Ended June 30, 2017
GAAP operating income	$11,388
GAAP operating income percentage	3.5%
Adjustments:
Stock based compensation expense	5,777
Acquisition and integration costs	5,623
Restructuring charge, net of reversal	7,043
Acquired inventory adjustments	1,963
Amortization of intangibles	3,910
Litigation	122

Total adjustments to GAAP operating income	$24,438
Non-GAAP operating income	$35,826
Non-GAAP operating income percentage	10.9%

Adjusted EBITA (in millions)	Six Months Ended December 31, 2016
GAAP net loss	$15.1
Adjustments:
Bonus	5.5
Interest expense	1.7
Provision for income taxes	2.1
Amortization expenses	11.5
Share based payments	6.9
Acquisition and integration costs	12.0
Purchase accounting adjustment – inventory valuation	3.1

Adjusted EBITA	$27.7

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Elect six directors to the Board of Directors for a one-year term:
Nominees
01	Charles P. Carinalli 02 Kathleen M. Holmgren 03 Rajendra Khanna 04 Edward H. Kennedy 05 Edward B. Meyercord
06	John C. Shoemaker

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Hold an advisory vote to approve our named executive officers’ compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3.	Hold an advisory vote on the frequency of holding future advisory votes to approve our named executive officers’ compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4, 5 and 6.			For	Against	Abstain

4.	Ratify the appointment of KPMG LLP as our independent auditors for our fiscal year ending June 30, 2018.		☐	☐	☐

5.	Ratify Amendment No. 5 to the Company’s Amended and Restated Rights Agreement, which extends that agreement through May 31, 2018.		☐	☐	☐

6.	Approve the Amendment and Restatement of the Extreme Networks, Inc. 2013 Equity Incentive Plan.		☐	☐	☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3

NOTE: Transact other business as may properly come before the meeting or any adjournment thereof.

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EXTREME NETWORKS, INC. Proxy for the Annual Meeting of Stockholders To be held on Thursday, November 9, 2017 8:00 AM Solicited by the Board of Directors

The undersigned hereby appoints Ms. Katayoun Motiey and Mr. Benjamin Drew Davies, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware Corporation, which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Extreme Networks, Inc. to be held at our corporate offices located at 2121 RDU Center Drive, Morrisville, North Carolina 27560 on Thursday, November 9, 2017 at 8:00 AM local time, and at any adjournment or postponement thereof (1) as hereby specified on the proposals listed on the reverse side and as more particularly described in Extreme Networks, Inc.’s Proxy Statement dated [September 25, 2017]. (“Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon other such matters as may properly come before the meeting.

Our Board of Directors recommends a vote “FOR” each of the nominees in Item 1 and “FOR” Items 2, 4, 5, 6, and 7. Our Board of Directors recommends a vote on our named executive officer compensation every “One Year.” Stockholders of record at the close of business on September 18, 2017 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. Commencing ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 2121 RDU Center Drive, Morrisville, North Carolina 27560

Continued and to be signed on reverse side